SCHEDULE 14A
                                 (Rule 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[ ] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-11(c) or Rule 14a-12

                           ORION POWER HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[x] Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        103,500,186
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
        $26.80
--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        $2,773,804,985
--------------------------------------------------------------------------------
    (5) Total fee paid:
        $554,761
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                           ORION POWER HOLDINGS, INC.

                       7 East Redwood Street, 10th Floor
                           Baltimore, Maryland 21202

                                _________, 2001

To Our Stockholders:

     You are cordially invited to attend a special meeting of stockholders of Orion Power Holdings, Inc. to be held on ___________, 2001 at 11:00 a.m., local time, at the Hyatt Regency Baltimore Inner Harbor Hotel, 300 Light Street, Baltimore, Maryland 21202.

     At the special meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 26, 2001, by and among Orion Power, Reliant Resources, Inc. and its wholly owned subsidiary, Reliant Energy Power Generation Merger Sub, Inc. If the merger contemplated by the merger agreement is completed, Orion Power will become a subsidiary of Reliant Resources, and each of your shares of Orion Power common stock will be converted into the right to receive $26.80 in cash.

     Your board of directors has determined that the merger is in the best interests of Orion Power and its stockholders. ACCORDINGLY, YOUR BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THEM ADVISABLE, AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

     The accompanying notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. We encourage you to read these materials carefully.

     We cannot complete the merger unless holders of a majority of all of the outstanding shares of Orion Power common stock vote to approve and adopt the merger agreement and the merger. Orion Power stockholders who, in the aggregate, own approximately 60% of the total number of outstanding shares of Orion Power common stock entitled to vote at the special meeting have entered into stockholder agreements with Reliant Resources in which each of those stockholders has agreed to vote its Orion Power shares in favor of the merger. As a result, Orion Power stockholder approval of the merger is assured.

     Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. You can also vote your shares of Orion Power common stock through the Internet or by telephone by following the instructions on the enclosed proxy card.

                                JACK A. FUSCO

                                Chief Executive Officer and President


     This proxy statement is dated __________, 2001, and is first being mailed to stockholders on or about _________, 2001.

                               PRELIMINARY COPIES

                           ORION POWER HOLDINGS, INC.

                                ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON _________, 2001

                                ----------------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Orion Power Holdings, Inc., a Delaware corporation, will be held on ______, 2001, at 11:00 a.m., local time, at the Hyatt Regency Baltimore Inner Harbor Hotel, 300 Light Street, Baltimore, Maryland 21202 to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 26, 2001, by and among Orion Power, Reliant Resources, Inc., a Delaware corporation, and Reliant Energy Power Generation Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Reliant Resources, pursuant to which Reliant Energy Power Generation Merger Sub will be merged with and into Orion Power and each share of Orion Power common stock, par value $.01, outstanding immediately prior to the merger (other than shares held by Orion Power, Reliant Resources or their respective subsidiaries, which will be cancelled) will be converted into the right to receive $26.80 in cash, without interest.

     Stockholders of record at the close of business on _________, 2001 shall be entitled to notice of, and to vote at, the special meeting and any adjournments of the special meeting.

By Order of the Board of Directors,

W. THADDEUS MILLER
Secretary

Dated: ______, 2001
       Baltimore, Maryland



     IMPORTANT: TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

     * USE THE TOLL-FREE NUMBER shown on your proxy card;

     * VISIT THE WEB SITE noted on your proxy card to vote via the Internet;

     * MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR

     * VOTE IN PERSON by appearing at the special meeting and submitting a ballot at the meeting.

                       SUMMARY TERM SHEET FOR THE MERGER

     This summary term sheet for the merger highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you as an Orion Power stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

THE PROPOSED TRANSACTION

     THE PROPOSAL (PAGE ___). You are being asked to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, or "merger agreement," that provides for Orion Power to be acquired by Reliant Resources.

     WHAT YOU WILL RECEIVE (PAGE ___). Upon completion of the merger, you will be entitled to receive $26.80 in cash, without interest, for each of your shares of Orion Power common stock, unless you properly dissent. See "The Merger Agreement--Merger Consideration."

     THE ACQUIROR (PAGE ___). Reliant Resources, Inc., headquartered in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the United States and Europe.

ORION POWER'S RECOMMENDATION TO STOCKHOLDERS (PAGE ___)

     Your board of directors has determined, by a unanimous vote, that the merger agreement and the merger are advisable and in the best interests of Orion Power and its stockholders and has approved and adopted the merger agreement and the merger. Your board recommends that you vote FOR approval and adoption of the merger agreement and the merger at the special meeting.

OPINION OF GOLDMAN, SACHS & CO. (PAGE ___ AND APPENDIX B)

     When it approved the merger agreement, our board received the oral opinion of Goldman, Sachs & Co., our financial advisor, which was later confirmed in writing that, as of the date of that opinion, and based upon and subject to the matters and various assumptions stated in that opinion, the $26.80 per share in cash to be received by the Orion Power stockholders pursuant to the merger agreement was fair to our stockholders from a financial point of view.

     Goldman Sachs provided its advisory services and its opinion for the information and assistance of the Orion Power board in connection with its consideration of the merger. Goldman Sachs' opinion is not a recommendation as to how any Orion Power stockholder should vote at the special meeting. THE OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND YOU ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     In addition to its role as Orion Power's financial advisor, investment funds affiliated with Goldman Sachs collectively are the largest stockholder of Orion Power. These entities have entered into a stockholder agreement whereby they have agreed to vote their shares in favor of the merger. Goldman, Sachs & Co. is also the employer of three members of Orion Power's board. See "--Interests of Certain Persons in the Merger" and "The Merger--Interests of Certain Persons in the Merger."

THE SPECIAL MEETING

     DATE, TIME AND PLACE (PAGE ___). The special meeting will be held on __________, 2001 at 11:00 a.m., local time at The Hyatt Regency Baltimore Inner Harbor Hotel, 300 Light Street, Baltimore, Maryland 21202.

     REQUIRED VOTE (PAGE ___). Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Orion Power common stock. Orion Power stockholders who, in the aggregate, own approximately 60% of the total number of outstanding shares of Orion Power common stock as of the record date for the special meeting entered into stockholder agreements with Reliant Resources whereby each of those stockholders has agreed to vote its shares of Orion Power common stock in favor of the merger. See "The Stockholder Agreements." As a result, Orion Power stockholder approval of the merger is assured.

     WHO MAY VOTE (PAGE ___). You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Orion Power common stock at the close of business on _____________, 2001, the record date for the special meeting. _____________ shares of Orion Power common stock were outstanding as of the record date and are entitled to be voted at the special meeting.

     PROCEDURE FOR VOTING (PAGE ___). You may vote in any of four ways:

     (1) by completing and returning the enclosed proxy card by mail;

     (2) by appointing a proxy to vote your shares through the Internet as outlined on the enclosed proxy card;

     (3) by appointing a proxy to vote your shares by telephone as outlined on the enclosed proxy card; or

     (4) by appearing and voting in person by ballot at the special meeting.

     You may revoke your proxy at any time before it is voted at the special meeting by:

     * filing with the Secretary of Orion Power a written, later-dated notice of revocation;

     * submitting a later-dated proxy relating to the same shares to the Secretary of Orion Power by mail, telephone or Internet; or

     *   attending the special meeting and voting in person by ballot.

THE MERGER

     THE STRUCTURE (PAGE ___). Upon the terms and conditions of the merger agreement, a wholly owned subsidiary of Reliant Resources will merge with and into Orion Power. Orion Power will become a wholly owned subsidiary of Reliant Resources. You will have no equity interest in Orion Power or Reliant Resources after the merger.

     MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE ___). The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and your tax basis in Orion Power common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

     REGULATORY MATTERS (PAGE ___). Under United States federal antitrust law, the merger may not be completed until we and Reliant Resources have made filings with the United States Federal Trade Commission and the United States Department of Justice and the applicable waiting periods have expired or been terminated. We and Reliant Resources filed the requisite notification reports with the Federal Trade Commission and the Department of Justice on October __, 2001, and the applicable waiting period will expire at 11:59 p.m. on November __, 2001, unless such period is terminated earlier or extended.

     The merger is subject to prior approval from the Federal Energy Regulatory Commission, or the "FERC," under Section 203 of the Federal Power Act. The focus of this review is on the competitive consequences of the merger, as well as the effect on rates and regulation. We and Reliant Resources believe that the merger satisfies the standards under Section 203 of the Federal Power Act because there will be no adverse effect on competition, rates or regulation and that the FERC will approve the merger. We and Reliant Resources filed our application for authorization of the merger with the FERC on ________, 2001. The Federal Power Act does not specify a particular time frame within which the FERC must grant or deny authorization. The merger is also conditioned on the FERC's acceptance of a filing made by Reliant Resources on _________, 2001, under Section 205 of the Federal Power Act regarding the market-based rate tariffs of Orion Power's subsidiaries.

     The New York Public Service Commission, or the "NYPSC," may review the merger under Section 70 of the New York Public Service Law. However, the NYPSC will not review the merger of a parent of a wholesale generator subject to lightened regulation, such as our subsidiaries, unless there could be an adverse effect on retail customers. We and Reliant Resources believe that the NYPSC will not review the merger because there will be no adverse effect on competition or rates. Nevertheless, we and Reliant Resources are asking the NYPSC to either declare that it will not review the merger or, in the alternative, approve the merger. Should the NYPSC decide to review the merger, the NYPSC conducts its review under the "public interest" standard, which typically explores the effect of a merger on competition and rates. We and Reliant Resources believe that even if the NYPSC reviews the merger, the merger satisfies all of the criteria of the public interest standard. We and Reliant Resources filed a petition with the NYPSC on ________, 2001. The New York Public Service Law does not specify a particular time frame within which the NYPSC must grant or deny its approval or declare that it will not review the merger.

     We expect to receive all necessary regulatory approvals, and close the transaction, in the first quarter of 2002. However, we cannot offer assurances that the merger will receive the necessary regulatory approvals or as to the timing for the grant or denial of these approvals.

     APPRAISAL RIGHTS (PAGE ___ AND APPENDIX C). Delaware law entitles the record holders of shares of Orion Power common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law, or the "DGCL," to have their shares of Orion Power common stock appraised by the Delaware Court of Chancery and to receive, in place of the merger consideration, the "fair value" of their shares of Orion Power common stock, as may be determined by the court. The text of Section 262 of the DGCL, which sets forth the requirements for stockholders to demand and perfect their appraisal rights, is attached as Appendix C to this proxy statement.

     MERGER FINANCING (PAGE ___). The merger is not conditioned upon Reliant Resources obtaining financing. Reliant Resources expects to fund the transaction with current cash balances, existing Reliant Resources credit facilities and a new acquisition financing facility, which will be in place at or prior to closing.

THE MERGER AGREEMENT (PAGE ___ AND APPENDIX A)

     CLOSING OF THE MERGER (PAGE ___). Before we can complete the merger, a number of conditions must be satisfied or waived by the applicable party. These include:

     * approval and adoption of the merger agreement and the merger by holders of a majority of the outstanding shares of Orion Power common stock;

     * expiration or early termination of applicable waiting periods under United States federal antitrust laws and approval by the FERC and the NYPSC;

     *   absence of any legal prohibitions or restraints against the merger;

     * each party's material compliance with its obligations under the merger agreement; and

     * accuracy, as qualified by materiality, of each party's representations and warranties under the merger agreement.

     We expect to complete the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

     TERMINATION OF THE MERGER AGREEMENT (PAGE ___). The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by the Orion Power stockholders) by:

     *   mutual written consent of Orion Power and Reliant Resources;

     * either party if the merger is not completed by September 30, 2002, which date may be extended by up to 90 days by either Orion Power or Reliant Resources if all conditions to completion of the merger have been satisfied (or are capable of then being satisfied) except that the merger has not received the necessary antitrust or regulatory approvals or legal prohibitions are in effect against the merger;

     * either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

     * either party if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement which would result in a failure of a condition to the non-breaching party's obligations under the merger agreement as described in "The Merger Agreement--Conditions to the Merger" and which cannot be cured prior to September 30, 2002, or if, applicable, the extended termination date;

     * Orion Power after giving Reliant Resources three days prior (but revocable) written notice of its receipt of an acquisition proposal, in order to enter into an agreement providing for an acquisition transaction which is a superior proposal;

     * Reliant Resources if our board has withdrawn or adversely amended in any material respect its approval or recommendation to our stockholders of the merger or the merger agreement; and

     * either party if the merger agreement was not approved and adopted by the Orion Power stockholders by reason of the failure to obtain the required vote at the special meeting.

     TERMINATION FEE IF MERGER IS NOT COMPLETED (PAGE ___). We must pay Reliant Resources a termination fee of:

     * $90 million if we terminate the merger agreement, after giving Reliant Resources three days prior (but revocable) written notice of our receipt of an acquisition proposal, in order to enter into a definitive agreement providing for an acquisition transaction that is a superior proposal; or

     *   $45 million if:

         (1) Reliant Resources terminates the merger agreement because our board has withdrawn or adversely amended in any material respect its approval or recommendation to our stockholders of the merger or the merger agreement, or

         (2) either we or Reliant Resources terminates the merger agreement because the merger agreement was not approved and adopted by our stockholders by reason of the failure to obtain the required vote at the special meeting, and Reliant Resources was not at the time of termination in material breach of its representations, warranties, covenants and agreements contained in the merger agreement and prior to the time of the special meeting, an acquisition proposal by a third party had been publicly proposed or publicly announced and not withdrawn.

         We must pay Reliant Resources an additional fee of $45 million if a fee is payable pursuant to (1) or (2) immediately above and on or prior to the nine-month anniversary of a termination of the merger agreement which gives rise to the obligation to pay that fee we enter into an agreement with respect to a 50% acquisition transaction or we or our board recommend a third party tender-offer or exchange-offer which would result in the offeror (other than The Goldman Sachs Group, Inc. and its affiliates) beneficially owning in excess of 50% of the outstanding shares of Orion Power common stock. We must pay the additional $45 million fee upon completion of that acquisition transaction or tender offer or exchange offer.

THE STOCKHOLDER AGREEMENTS (PAGE ___)

     Reliant Resources entered into separate agreements with certain affiliates of The Goldman Sachs Group, Inc., Constellation Enterprises, Inc., certain affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International B.V. that obligate each of them individually to vote all of its shares in favor of approval of the merger agreement and to vote all of its shares against any other acquisition proposal by a third party. Together, these stockholders own approximately 60% of the total outstanding shares of Orion Power. Each of these stockholders' obligation to vote in favor of approval of the merger agreement and not to transfer its shares of Orion Power common stock terminates (a) upon the mutual agreement of the parties or (b) immediately upon the earliest of (1) the date on which the merger agreement is terminated in accordance with its terms, (2) the effective time of the merger and (3) an amendment to the merger agreement which has not been consented to in writing in advance by that stockholder, other than a ministerial amendment that would not adversely affect that stockholder or the consideration to be received under the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE ___)

     When our board considered the merger and the merger agreement, the board was aware that certain of our officers and directors have interests and arrangements that may be different from, or in addition to, your interests as Orion Power stockholders. Each vested and unvested Orion Power stock option, including those held by our directors and officers, will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of the merger consideration over the option's exercise price, multiplied by the number of shares subject to the option. Pursuant to change in control agreements approved by our board, certain of our executives will receive lump-sum cash payments and other benefits if their employment is


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


terminated under specified circumstances following the merger. Additionally, these executives are eligible to participate in a retention pool established by Orion Power under the terms of the merger agreement and may receive retention payments from the retention pool. Other specified benefits will be accelerated or paid upon completion of the merger. Under the merger agreement, Reliant Resources, Orion Power and Reliant Energy Power Generation Merger Sub, Inc., or "Merger Sub," will indemnify directors and officers of Orion Power, among others, after the merger. Reliant Resources will also maintain in effect policies of directors' and officers' liability insurance. See "The Merger Agreement--Indemnification and Insurance."

     Goldman, Sachs & Co., Orion Power's financial advisor, will be paid a fee upon completion of the merger. In addition, through affiliated entities, The Goldman Sachs Group, Inc. is the largest stockholder of Orion Power, owning approximately 33% of the outstanding shares of Orion Power common stock, and Orion Power's board includes three individuals who are employees of Goldman Sachs.

                               TABLE OF CONTENTS
                                                                            PAGE

The Companies .................................................................1
    Orion Power Holdings, Inc. ................................................1
    Reliant Resources, Inc. ...................................................3
    Merger Subsidiary .........................................................4
The Special Meeting ...........................................................5
    The Proposal ..............................................................5
    Record Date and Voting ....................................................5
    Required Vote .............................................................5
    Proxies; Revocation .......................................................6
    Adjournments ..............................................................7
The Merger ....................................................................8
    Background of the Merger ..................................................8
    Orion Power's Reasons for the Merger; Recommendation of the Orion Power
      Board of Directors .....................................................10
    Projections ..............................................................12
    Opinion of Orion Power's Financial Advisor ...............................13
    Material Federal Income Tax Consequences .................................23
    Governmental and Regulatory Approvals ....................................25
    Accounting Treatment .....................................................27
    Interests of Certain Persons in the Merger ...............................27
    Merger Financing; Source and Amount of Funds .............................30
    Appraisal Rights ......... ...............................................30
The Merger Agreement .........................................................33
    Structure and Effective Time .............................................33
    Merger Consideration .....................................................33
    Payment Procedures .......................................................34
    Treatment of Orion Power Stock Options ...................................34
    Treatment of Orion Power Warrants ........................................34
    Directors and Officers ...................................................34
    Representations and Warranties ...........................................35
    Covenants; Conduct of the Business of Orion Power Prior to the Merger ....36
    No Solicitation ..........................................................37
    Employee Benefits ........................................................38
    Agreement to Cooperate; Antitrust and Regulatory Matters .................40
    Indemnification and Insurance ............................................41
    Purchases of Orion Power Equity Securities ...............................42
    The Orion Power Board Recommendation .....................................42
    Supplemental Indenture ...................................................42
    Conditions to the Merger .................................................43
    Important Definitions ....................................................43
    Termination ..............................................................44
    Termination Fee ..........................................................46
    Expenses .................................................................46

    The Stockholder Agreements ...............................................47
    The Rights Agreement .....................................................48
    Stock Ownership of Management and Certain Stockholders of Orion Power ....49
    Market Price of Orion Power Common Stock and Dividend Information ........52
    Forward-Looking Statements ...............................................53
    Future Stockholder Proposals .............................................54
    Where You Can Find More Information ......................................54

APPENDICES

 Appendix A - Agreement and Plan of Merger, dated as of September 26, 2001...A-1
 Appendix B - Opinion of Goldman, Sachs & Co., dated September 26, 2001......B-1
 Appendix C - Section 262 of the Delaware General Corporation Law ...........C-1





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


                                 THE COMPANIES

ORION POWER HOLDINGS, INC.

     We are a fast-growing electric power generating company committed to delivering a broad range of wholesale energy and related products and services to independent system operators, utilities, municipalities, cooperatives and retail aggregators. We are growing our business by strategically acquiring, developing and modernizing non-nuclear electric generating facilities located in critical locations across the United States and Canada. We approach our business with financial discipline, applying a rigorous and multi-faceted approach to valuing acquisitions and development opportunities, including the strict application of rate of return targets on invested capital. We currently own 81 plants with an aggregate capacity of 5,926 megawatts, or "MW." We also have two projects under construction with a total capacity of 708 MW, with announced plans to develop additional projects with a total capacity of 4,385 MW. If we complete our announced projects, we will have an aggregate capacity of almost 11,000 MW in operation.

     Our facilities currently in operation are diversified by fuel type and geographically. The tables below set forth the assets owned by our regional operating companies:

                 Orion Power New York, L.P. Facilities Summary
                 ---------------------------------------------

                                   CAPACITY
     ASSET                           (MW)     FUEL TYPE      LOCATION SERVED
     -----                          ------    ---------      ---------------

     Hydroelectric assets ...........650        Water       Central and Northern
                                                            New York State

     Assets located in New York
     City:
       Astoria Generating Station .1,265   Natural Gas/Oil  New York City--
                                                            Queens
       Gowanus Generating Station ...524   Natural Gas/Oil  New York City--
                                                            Brooklyn
       Narrows Generating Station ...271   Natural Gas/Oil  New York City--
                                                            Brooklyn
     Carr Street Generating Station .102   Natural Gas/Oil  East Syracuse, NY
                                    ----
            Total .................2,812
                                   -----

                  Orion Power MidWest, L.P. Facilities Summary
                  --------------------------------------------

                                   CAPACITY
     ASSET                           (MW)     FUEL TYPE      LOCATION SERVED
     -----                          ------    ---------      ---------------

     Avon Lake Generating Station ..   739        Coal       Cleveland, OH
     Brunot Island Generating
     Station .......................   234  Natural Gas/Oil  Pittsburgh, PA
     Ceredo Generating Station .....   500  Natural Gas      Ceredo, WV
     Cheswick Generating Station ...   570        Coal       Pittsburgh, PA
     Elrama Generating Station .....   487        Coal       Pittsburgh, PA
     New Castle Generating Station .   338        Coal       West Pittsburg, PA
     Niles Generating Station ......   246        Coal       Youngstown, OH
                                      ----
            Total .................  3,114
                                     -----
            Total Portfolio .......  5,926
                                     =====

     In order to provide a broad range of energy products and services and to better manage electric and fuel commodity risk, we seek to diversify the fuel types of our facilities as set forth in the table below:

                               Fuel Type Summary
                               -----------------

FUEL TYPE                                     CAPACITY          PERCENTAGE
---------                                     --------          ----------

Coal .......................................    2,297                39%
Natural Gas/Oil (Dual fuel capability) .....    1,918                32%
Natural Gas ................................      668                11%
Fuel Oil ...................................      393                 7%
Water ......................................      650                11%
                                                -----               ---
      Total                                     5,926               100%
                                                =====               ===

     In addition, we manage electric and fuel commodity price risk by attempting to sell a majority of our output forward through long-term and short-term contracts and purchase in advance the associated fuel to match the term of those sales. We target to sell forward approximately 60-75% of our forecasted electric energy output in advance.

     Our strategy has been to acquire and develop a portfolio of premier non-nuclear generating facilities in the United States and Canada that provide electricity and related products for the regions in which they are located, while seeking to maximize value for our stockholders. We have attempted to have a significant market share in each region in which we choose to compete, and believe we will become a prominent power generator in each of those regions. Our strategy includes the following key elements:

     *    Attract and retain talented, entrepreneurial employees;

     *    Acquire additional high quality generating assets;

     * Improve the operating performance and lower the operating costs of our assets;

     * Grow through expansion at our facilities and development of new locations;

     *    Build strong relationships with local wholesale customers; and

     *    Actively manage energy and fuel merchant market risk.


     We are a Delaware corporation and were incorporated in 1998. Our executive offices are located at 7 East Redwood Street, 10th Floor, Baltimore, Maryland 21202; telephone: (410) 230-3500.

RELIANT RESOURCES, INC.

     Reliant Resources, Inc., or "Reliant Resources," is a rapidly growing provider of electricity and energy services with a focus on the competitive segments of the electric power industry in the United States and Europe. Reliant Resources acquires, develops and operates electric power generation facilities that are not subject to traditional cost-based regulation and therefore can sell power at prices determined by the market. Reliant Resources acquired its first power generation facilities in 1998 and has grown its aggregate net generation capacity to 13,515 MW, as of June 30, 2001. Reliant Resources also trades and markets power, natural gas and other energy-related commodities and provides related risk management services. Reliant Resources' trading, marketing, and risk management skills complement its generation positions. The combination provides greater scale and skill associated with the management of its fuel and power positions, sophisticated commercial insights and an understanding of the key regions in which Reliant Resources participates, and a wider range of ways in which Reliant Resources participates in the market and is able to meet customer needs.

     Reliant Resources intends to become a provider of retail electric services in Texas when the market opens to retail competition in January 2002 and in other United States markets with favorable regulatory structures and profit opportunities thereafter. Reliant Resources will initially succeed to a significant retail electric customer base in the Houston, Texas metropolitan area. It intends to build its retail business elsewhere by capitalizing on the skills and systems it is building for the competitive market in Houston.

     Reliant Resources believes that the combination of Reliant Resources' high quality portfolio of power generation assets, its sophisticated trading, marketing and risk management operations and its anticipated retail electric customer base in Texas provides Reliant Resources with the foundation to successfully capitalize on the attractive growth opportunities in the deregulating electric power markets. Reliant Resources also engages in other businesses, specifically eBusiness, communications and venture capital, that Reliant Resources believes provide potential opportunities for future growth.

     As of June 30, 2001, Reliant Resources owned or leased electric power generation facilities with an aggregate net generating capacity of 13,515 MW located in five regions of the United States and in the Netherlands. Reliant Resources also had 4,402 MW of generating capacity under construction or construction agency agreements as of that date. Reliant

Resources is evaluating strategic alternatives regarding its European assets. The following table describes Reliant Resources' facilities.



                        Net Generating Capacity (In MW)
                        -------------------------------

                                                    UNDER
      REGION                   OPERATING         CONSTRUCTION         TOTAL
   --------------------------------------------------------------------------
      Mid-Atlantic .......    4,262                1,316              5,578
      Southwest ..........    4,045                1,687              5,732
      Mid-continent ......    1,063                  154              1,217
      Florida ............      619                  464              1,083
      Texas(1) ...........       50                  781                831
      Netherlands ........    3,476                   --              3,476
   --------------------------------------------------------------------------
      TOTAL ..............   13,515                4,402             17,917

   -----------------
     (1) Reliant Resources also has an option, which is exercisable in January 2004, to acquire Reliant Energy's 81% interest in a company owning 14,040 MW of net generating capacity in Texas.

     Reliant Energy, Incorporated, an international energy delivery and energy services company, currently owns more than 80% of Reliant Resources' outstanding shares. The other shares were sold in an initial public offering in May 2001. Reliant Energy currently plans to distribute the remaining shares of Reliant Resources that it owns to its stockholders within 12 months of the time of the initial public offering.

     Reliant Resources is a Delaware corporation and was incorporated in 2000. Reliant Resources' executive offices are located at 1111 Louisiana, Houston, Texas 77002; telephone: (713) 207-3000.

MERGER SUBSIDIARY

     Reliant Energy Power Generation Merger Sub, Inc., or "Merger Sub," is a Delaware corporation and wholly owned subsidiary of Reliant Resources, incorporated by Reliant Resources in 2001 solely for the purpose of merging into Orion Power. The mailing address of Merger Sub's principal executive offices is c/o Reliant Resources, 1111 Louisiana, Houston, Texas 77002; telephone: (713) 207-3000.

                              THE SPECIAL MEETING
THE PROPOSAL

     This proxy statement is being furnished to Orion Power stockholders in connection with the solicitation of proxies by the Orion Power board for use at a special meeting to be held on _______, 2001, at 11:00 a.m., local time, at the Hyatt Regency Baltimore Inner Harbor Hotel, 300 Light Street, Baltimore, Maryland 21202. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of September 26, 2001, by and among Orion Power, Reliant Resources and Merger Sub, which provides for the merger of Merger Sub with and into Orion Power. A copy of the merger agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to Orion Power stockholders on or about ___________, 2001.

RECORD DATE AND VOTING

     The holders of record of Orion Power common stock as of the close of business on the record date, which was _________, 2001, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were _____________ shares of Orion Power common stock outstanding.

     The holders of a majority of the shares of Orion Power common stock which are outstanding on _________, 2001, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Orion Power common stock held in treasury by Orion Power or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. "Broker non-votes" result when, under the rules of the New York Stock Exchange, or "NYSE," brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

REQUIRED VOTE

     Each share of Orion Power common stock which is outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption and approval of the merger agreement and the merger by the affirmative vote of the holders of a majority of the outstanding shares of Orion Power common stock. Because the vote is based on the number of shares of Orion Power common stock outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the merger. In addition, although treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, abstentions and properly executed broker non-votes will have the same effect as votes against approval and adoption of the merger proposal. You may vote your shares of Orion Power common stock in any of four ways:

     (1)  by completing and returning the enclosed proxy card by mail;

     (2) by appointing a proxy to vote your shares through the Internet, as outlined on the enclosed proxy card;

     (3) by appointing a proxy to vote your shares by telephone, as outlined on the enclosed proxy card; or

     (4)  by appearing and voting in person by ballot at the special meeting.

     Orion Power stockholders who, in the aggregate, own approximately 60% of the total number of shares of Orion Power common stock which are outstanding as of the record date entered into stockholder agreements with Reliant Resources whereby each of these stockholders has agreed to vote its shares of Orion Power common stock in favor of the merger. See "The Stockholder Agreements." As a result, Orion Power stockholder approval of the merger is assured.

     As of the record date, our executive officers and directors other than those affiliated with entities that have entered into stockholder agreements owned an aggregate of ______ shares of Orion Power common stock, entitling them to exercise approximately _____% of the voting power of Orion Power common stock entitled to vote at the special meeting.

PROXIES; REVOCATION

     If you vote your shares of Orion Power common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Orion Power common stock will be voted FOR the approval and adoption of the merger agreement and the merger. If you vote your shares of Orion Power common stock through the Internet or by telephone, your shares will be voted at the special meeting as instructed.

     You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

     (1) by submitting a written revocation dated after the date of the proxy that is being revoked to the Secretary of Orion Power at 7 East Redwood Street, 10th Floor, Baltimore, Maryland 21202;

     (2) by submitting a later-dated proxy relating to the same shares to the Secretary of Orion Power by mail, telephone or Internet; or

     (3)  by attending the special meeting and voting in person by ballot.

     Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of Orion Power common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, broker or other party, that is the registered owner of the shares.

     Orion Power and Reliant Resources will share equally the costs associated with printing and filing this proxy statement. Orion Power will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, using the means referred to above, and will pay fees of up to $10,000, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS

     If no quorum exists (of stockholders present or represented by proxy), the special meeting may be adjourned by the stockholders who are present or represented by proxy. These stockholders may make this adjournment without notice, other than announcement at the special meeting, until a quorum is present or represented by proxy. At the adjourned meeting, if a quorum is present or represented by proxy, the stockholders may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or, if after adjournment a new record date is set, we must give notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Since our formation in March 1998, we have maintained a growth strategy focused on acquiring and developing a portfolio of premier non-nuclear generating facilities in the United States and Canada that provide electricity and related products for the regions in which they are located. Our strategy includes targeting for acquisition assets being divested by regulated utilities, or being sold by independent power developers and unregulated owners of power plants, as well as achieving growth through the increasing demand for electricity, with the goal of becoming one of the ten largest power generators in the United States, while maintaining strict financial controls.

     On July 10, 2001, the chief executive of a large industry participant contacted Jack Fusco, Chief Executive Officer and President of Orion Power, and inquired whether Orion Power would consider a proposal to acquire Orion Power. Mr. Fusco indicated that although Orion Power was not for sale, Orion Power, its management and board of directors were always focused on the best way to create stockholder value. Mr. Fusco then contacted other members of our management team to discuss the inquiry. Shortly thereafter, our management and board met to discuss the other company's potential interest, as well as Orion Power's prospects and strategic direction and the future of the independent power production industry. Management also discussed these matters with our financial advisor, Goldman, Sachs & Co.

     After considering then-current industry conditions, including an anticipated decrease in the number of future acquisition opportunities, the potential slowing or reversal of energy deregulation due to the California energy crisis, the impact that a potential change in energy regulatory policy would likely have on our growth prospects and our small size relative to our competitors, our board decided that the initial expression of interest should be explored. The board further determined that Orion Power stockholders would best be served by determining whether an acquisition of Orion Power could alternatively be developed with parties in addition to the party that had contacted Mr. Fusco.

     On July 24, 2001, we authorized our financial advisor to contact on our behalf selected parties to ascertain whether those parties would be interested in considering an acquisition of Orion Power. The following week, our financial advisor contacted six parties to explore whether they might be interested in such a transaction. We selected the group of six, with the assistance of our financial advisor, following a review of a larger group of industry participants, based on an assessment of each party's possible strategic rationale for an acquisition and anticipated willingness and ability to pursue and complete such a transaction, including regulatory considerations. Additional parties, apparently learning of our inquiries, contacted Orion Power or our financial advisor for information regarding a potential acquisition transaction with us.

     On July 30, 2001, our management and our financial advisor met to consider the results of all of these initial contacts, and based upon those results, on August 1, 2001, our financial advisor, on our behalf, sent instructions to seven parties seeking written indications of interest with respect to an acquisition transaction with us. On August 8, 2001, we received six preliminary non-binding indications of interest based solely on publicly available information about Orion Power. Over the next several days, four additional parties submitted preliminary non-binding indications of interest. On August 13, 2001, our board of directors met, with representatives of management and our financial advisor present, to consider the preliminary indications received. The indications of interest during this preliminary stage ranged from $25 to $33 per share. The board determined that the values potentially realizable from the sale of Orion Power might compare favorably to the values stockholders might realize from the continued operation of Orion Power as an independent company, although no definitive decision was made that Orion Power should be sold. Based upon a review of the preliminary indications, we authorized our financial advisor to invite four parties, including Reliant Resources, to conduct due diligence in preparation for making final proposals. We entered into confidentiality agreements with each of the four parties and offered each of them an opportunity to review Orion Power's material agreements and information, as well as to meet with our senior management and other selected senior personnel, and, in some cases, visit some of our facilities.

     On August 29, 2001, our financial advisor, on our behalf, sent final bid instructions to the remaining interested parties and on August 30, 2001, distributed a proposed merger agreement. Final proposals consisting of a bid letter, signed financing commitments, if necessary, and a markup of the proposed merger agreement were initially due on September 12, 2001. However, in light of the terrorist attacks on September 11, 2001, we postponed the due date of the bids until September 21, 2001.

     On September 21, 2001, we received two proposals to acquire Orion Power for cash -- Reliant Resources, at $25 per share, and the party which initially contacted us, at $26 per share. Management, after consulting the finance committee of the board, authorized our financial advisor to contact these two parties on September 22, 2001, and request that they submit improved proposals by mid-afternoon on September 23, 2001. After separate discussions between our advisors and representatives of both parties, Reliant Resources increased its bid to $26 per share while the other party did not revise its proposal. On September 23, 2001, our board met, with representatives of management, our financial advisor, our special legal counsel, Wachtell, Lipton, Rosen & Katz, and our regulatory counsel, Kirkland & Ellis, present, to consider and discuss in detail the terms of each proposal. After extensive discussion, the board decided to authorize negotiations with both parties to determine whether either proposal could be improved, in terms of both price and contract provisions.

     After further discussions with our advisors and representatives of both parties, on September 25, 2001 we received Reliant Resources' definitive offer of $26.80 per share in cash and, from the other party, two alternative offers, one of $26 per share in cash and the other consisting of a combination of cash and the other company's common stock with a blended value on that date of less than $26.80 per share. In addition, the other party's proposal remained subject to significant negotiation of the definitive agreement and was subject to the execution of stockholder agreements with our large stockholders that, as a result of limitations which would remain in effect after termination of an acquisition agreement, would have effectively precluded termination of that acquisition agreement in order to accept a superior offer. It was a condition of the Reliant Resources offer that our large stockholders enter into stockholder agreements to support the Reliant Resources transaction; the terms of these agreements were less restrictive than those proposed by the other party.

     On September 25, 2001 our board met, with representatives of management, our financial advisor and special counsel present, to consider these offers. Our board reviewed the per share consideration proposed in the offers and received analyses from our financial advisor. Our special counsel then reviewed for the board the terms and conditions of the proposed merger agreement and stockholder agreements that were being sought by Reliant Resources, and the terms and conditions proposed by the other party. Our board also received our financial advisor's oral opinion, which was later confirmed in writing, that, as of the date of that opinion, and based upon and subject to the matters stated in the opinion, the cash consideration to be received pursuant to the merger by the Orion Power stockholders was fair from a financial point of view to such stockholders. As a result of its deliberations, our board concluded that the Reliant Resources proposal was superior to the proposals made by the other party and authorized acceptance of the Reliant Resources proposal. See "--Orion Power's Reasons for the Merger; Recommendation of the Orion Power Board of Directors."

     From September 25 to 26, representatives of Reliant Resources and Orion Power finalized the terms of the merger agreement and representatives of Reliant Resources, Orion Power and each of our large stockholders finalized the terms of the stockholder agreements. On September 26, 2001, we and Reliant Resources entered into the merger agreement (see "The Merger Agreement") and Reliant Resources entered into stockholder agreements with several of our largest stockholders (see "The Stockholder Agreements").

ORION POWER'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ORION POWER BOARD OF DIRECTORS

     The Orion Power board of directors, at a special meeting held on September 25, 2001, unanimously determined that the merger and the merger agreement are in the best interests of the Orion Power stockholders. Accordingly, the Orion Power board recommends that you vote FOR approval and adoption of the merger and the merger agreement at the special meeting. In the course of determining that the merger and the merger agreement are in the best interests of the Orion Power stockholders, the board consulted with management, as well as its financial and legal advisors, and considered a number of factors in making its determination, including:

     (1) the board's familiarity with, and information provided by management as to, the business, financial condition, results of operations, current business strategy and future prospects, of Orion Power, the nature of the markets in which we operate and our position in such markets;

     (2) management's review of the regulatory environment following experiences with deregulation in the California market and the resulting expected decline in opportunities to acquire power generation assets and the impact of such a decline on our growth strategy;

     (3) management's review of regulatory developments and the environment affecting the independent power production market structure and the potential effect on Orion Power's earnings potential;

     (4) management's review of the risks associated with achieving growth targets through new project development rather than by acquisition of existing power generation assets or companies;

     (5) the scope and outcome of the process conducted to identify parties having a potential interest and ability to acquire Orion Power and to develop the definitive acquisition proposals described above (see "--Background of the Merger");

     (6) that the merger consideration is all cash, providing relative certainty of value to Orion Power stockholders in the context of recent volatility in the market price of Orion Power shares; in that regard, the board took note of the general equity market decline since the events of September 11, 2001;

     (7) that the merger consideration of $26.80 in cash per Orion Power share represents a premium of 40.3% over the closing price of Orion Power common stock on September 25, 2001, the day prior to the announcement of the transaction;

     (8) that the merger consideration of $26.80 in cash per Orion Power share represents an approximate discount of 2.0% to the offering price of the Orion Power shares sold in the May 31, 2001 follow-on secondary public offering;

     (9) the opinion of Goldman Sachs that, as of the date of that opinion, and based upon and subject to the matters stated in the opinion, the cash consideration to be received pursuant to the merger by the Orion Power stockholders was fair from a financial point of view to those stockholders;

     (10) the terms and conditions of the merger agreement and stockholder agreements, including that the merger agreement proposed by Reliant Resources did not include a financing condition and our management's conclusion, based on consultation with its financial advisor and information provided by Reliant Resources, that Reliant Resources was reasonably capable of raising the financing that, together with its existing cash and cash equivalents and existing credit facilities, would be necessary to consummate the merger;

     (11) the possibility that, under circumstances specified in the merger agreement, Orion Power could conduct negotiations with a third party and terminate the merger agreement if a superior proposal for a business combination or acquisition of Orion Power were to be made. The board recognized that the termination fee payable upon such termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Orion Power (see "The Merger Agreement--Termination Fee");

     (12) the board's conclusion that the merger with Reliant Resources offered a higher per share value on that date and greater assurance of consummation compared to the other definitive proposals received, and that the other party's alternative proposals would have required significant additional negotiations to reach an acceptable agreement (if one could be reached at all) to address among other issues, the greater conditionality of that party's proposals and the unacceptably restrictive deal protection measures that were requested of us and our largest stockholders;

     (13) that gains arising from an all-cash transaction would be taxable to Orion Power stockholders for United States federal income tax purposes; and


     (14) that, following consummation of the merger, the current Orion Power stockholders, unless they reinvest their proceeds from the merger in Reliant Resources securities, will no longer be able to participate, directly or indirectly, in any increases or decreases in the value of our businesses and properties.

     In addition, the board was aware of the interests of certain of our officers and directors described in "--Interests of Certain Persons in the Merger."

     The foregoing discussion addresses the material information and factors considered by the board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the quality and amount of information considered, the board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. Individual members of the board may have given different weight to different factors.

PROJECTIONS

     We do not as a matter of course make public projections as to our future performance or earnings. However, in connection with the discussions concerning the proposed merger, we furnished to Reliant Resources certain financial forecasts for Orion Power prepared by our management and reviewed by our board.

     The projections, which are set forth below, included forecasts of net operating revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), income before extraordinary and non-recurring items and diluted earnings per share (EPS) before extraordinary and non-recurring items for Orion Power on a consolidated basis.

     ($ in millions, except per share data)

                                        2002       2003       2004       2005

      Revenue                          $1,303     $1,332     $1,604     $1,757
      EBITDA                              608        673        829        943
      Net Income                          168        193        238        283
      EPS - Diluted (treating           $1.52      $1.72      $2.08      $2.46
        convertible debt on an
        as-converted basis)

     IMPORTANT INFORMATION ABOUT THE PROJECTIONS

     We did not prepare these projections with a view to public disclosure and we include them in this proxy statement only because we made this information available to Reliant Resources. We did not prepare the projections with a view to compliance with published guidelines of the Securities and Exchange Commission, or "SEC," or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the projections. The projections represented our management's best estimates as of July 2001; however, while presented with numeric specificity, the projections reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed effective interest rates and effective tax rates consistent with historical levels for Orion Power, all of which are difficult to predict, many of which are beyond our control and none of which were subject to approval by Reliant Resources. Accordingly, we cannot offer any assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Except to the extent required under the federal securities laws, we do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See "Forward-Looking Statements."

OPINION OF ORION POWER'S FINANCIAL ADVISOR

     When it approved the merger agreement, our board received the oral opinion of Goldman, Sachs & Co. which was later confirmed in writing that, as of the date of that opinion, and based upon and subject to the matters and various assumptions stated in that opinion, the $26.80 per share in cash to be received by the Orion Power stockholders pursuant to the merger agreement was fair to our stockholders from a financial point of view.

     The full text of the written opinion of Goldman Sachs, dated September 26, 2001, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. We urge you to, and you should, read the Goldman Sachs opinion in its entirety. Goldman Sachs conducted its analysis and provided its opinion for the information and assistance of our board in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any Orion Power stockholder should vote with respect to the approval of the merger agreement.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     *    the agreement and plan of merger;

     * our annual reports to Orion Power stockholders and annual reports on Form 10-K for the year ended December 31, 2000;

     * our registration statement on Form S-1, including the prospectus dated November 13, 2000, relating to our initial public offering of shares of Orion Power common stock;

     * selected interim reports to Orion Power stockholders and our quarterly reports on Form 10-Q;

     * selected other communications from Orion Power to Orion Power stockholders; and

     * selected internal financial analyses and forecasts for Orion Power prepared by Orion Power management.

     Goldman Sachs also held discussions with Orion Power senior management regarding their assessment of Orion Power's past and current business operations, financial condition and future prospects of Orion Power. In addition, Goldman Sachs:

     * reviewed the reported price and trading activity for Orion Power common stock;

     * compared various financial and stock market information for Orion Power with similar information for selected other companies that have publicly traded securities;

     * reviewed the financial terms of selected recent business combinations in the United States electric power industry specifically and in other industries generally; and

     * performed other studies and analyses that Goldman Sachs considered appropriate.

     Goldman Sachs relied on the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the Orion Power board, that the financial forecasts prepared by, or discussed with, the Orion Power management had been reasonably prepared on a basis reflecting the best available estimates and judgments of Orion Power as of the date of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of Orion Power's assets and liabilities or those of any of its subsidiaries and has not been furnished with any such evaluation or appraisal, nor did Goldman Sachs address the merits of Orion Power's underlying decision to engage in the transaction contemplated by the merger agreement in rendering its opinion.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Orion Power board. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The following summary of the financial analyses includes information presented in tabular form. In order to more fully understand each financial analysis used by Goldman Sachs, each table must be read together with the full text of the related part of the summary.

     ANALYSIS OF RELIANT RESOURCES' OFFER

     Goldman Sachs analyzed the offer price of $26.80 per share of Orion Power common stock and compared it to the stock price for Orion Power for various periods ending on September 25, 2001.

     The results of this analysis are summarized as follows:

     Purchase Price Per Share                                       $26.80
     Premium to Market Price (September 25, 2001)                    45.3%
     Premium to 52-Week High                                        (17.8)%
     Premium to 52-Week Low                                          64.5%
     Premium to 30-Day Average                                       28.9%
     Premium to 60-Day Average                                       23.9%

     In addition, using estimates provided by our management, Goldman Sachs also considered various ratios and multiples described below that were implied by the proposed offer price of $26.80 per share of Orion Power common stock:

     * equity consideration of Reliant Resources' offer (meaning the $26.80 price per share of Orion Power common stock multiplied by the number of shares of Orion Power common stock outstanding on a fully diluted basis);

     * Orion Power's enterprise value (meaning the equity consideration of Reliant Resources' offer plus Orion Power's indebtedness minus cash);

     * enterprise value to Orion Power's historical and projected earnings before interest, taxes, depreciation and amortization for the latest 12 months and for fiscal years 2001 and 2002, respectively;

     * equity consideration to Orion Power's historical and projected net income for the latest 12 months and for fiscal years 2001 and 2002, respectively;

     * price to 2002 estimated earnings divided by five year estimated annual EPS growth rate, or "2002 PEG Ratio";

     * enterprise value to kilowatts, or "KW," of generating capacity of Orion Power's projects in operation; projects in operation and projects under construction; and projects in operation, projects under construction and projects under development, respectively; and

     *    price to Orion Power's book value as of June 30, 2001.

     The results of this analysis are summarized as follows:

       Equity Consideration ($mm)                                 $2,946.5
       Enterprise Value ($mm)                                     $4,794.8
       Enterprise value/EBITDA
         Latest 12 months                                             11.7x
         FY 2001E                                                      9.3x
         FY 2002E                                                      7.9x

       Equity consideration/Net income
         Latest 12 months                                             57.5x
         FY 2001E                                                     24.7x
         FY 2002E                                                     17.5x

       2002 PEG Ratio                                                  0.7x
       Enterprise value/KWs
         Projects in Operation                                      $809.1
         Projects in Operation and Projects
           Under Construction                                       $578.8
         Projects in Operation, Projects in
           Construction and Projects Under
           Development                                              $361.4
       Price to Book                                                   1.8x

     ORION POWER'S ACQUISITION HISTORY

     Goldman Sachs analyzed the four principal transactions in which Orion Power purchased generating capacity and the price paid per KW of generating capacity. The following table summarizes this acquisition history and the date each transaction was announced:


                                                Sale Price
                                                ----------
     Date Announced        Seller                  ($mm)          $/KW
     --------------        ------                  -----          -----

     October 2, 2000       Columbia Electric      $  321           $321
     September 28, 1999    DQE, Inc.              $1,705           $652
     March 3, 1999         Consolidated Edison    $  550           $296
     December 3, 1998      Niagara Mohawk         $  425           $643

                                                             Weighted Average
                                               Total: $3,001   ($/KW):  $490

     STOCK PRICE HISTORY

     Goldman Sachs reviewed the historical stock price of the Orion Power common stock from its initial public offering to September 24, 2001, both separately and in relation to the S&P 500 and to an index comprising the following seven power companies, which are referred to as the "power growth" companies:

     Aquila, Inc.                        NRG Energy, Inc.
     Calpine Corporation                 Reliant Resources, Inc.
     Dynegy Inc.                         The AES Corporation
     Mirant Corporation

     Goldman Sachs also reviewed price and volume data for Orion Power common stock, as well as the volume of shares of Orion Power common stock traded at various price ranges.

     SELECTED COMPANIES ANALYSIS

     Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples relating to Orion Power to corresponding financial information, ratios and public market multiples for the seven power growth companies identified above. Goldman Sachs calculated and compared various financial multiples and ratios based on the most recent publicly available information, Wall Street estimates and I/B/E/S estimates. The multiples and ratios for Orion Power and each of the seven selected companies were calculated using closing share prices as of September 24, 2001. Goldman Sachs' analyses of the selected companies compared the following to the results for Orion Power:

     *    estimated long-term EPS growth rate;

     *    projected 2002 estimated return on equity;

     *    total debt to total capitalization;

     *    announced MW target;

     *    price to 2002 estimated EPS;

     *    2002 PEG Ratio;

     *    enterprise value to 2002 estimated EBITDA; and

     *    price to book ratio.


     The results of this analysis, which include Orion Power in the high, low and mean calculation, are summarized as follows:

                                                                       Orion
                                                                       -----
                                          High      Low     Mean       Power
                                          ----      ---     ----       -----

     Estimated long-term EPS growth
       rate ...................            32%      20%      26%       24.5%

     Projected 2002E
       return on equity (ROE)..            23%       9%      15%        10%

     Total debt to total
       capitalization .........           80.5%    10.3%    55.3%      62.4%

     Announced MW target ......          80,000      0     42,875     20,000

     Price to 2002E earnings ..           13.4x     7.8x    10.3x      12.2x

     2002 PEG Ratio ...........            0.7x     0.3x     0.4x       0.5x

     Enterprise value to 2002E EBITDA      8.9x     4.0x     6.8x       6.4x

     Price to book ratio ......            3.0x     0.8x     2.0x       1.3x

     Using publicly available information and estimates, Goldman Sachs also compared price to earnings multiples, market value to book value ratios, and 2002 PEG Ratios for the seven selected power growth companies identified above, as well as for selected other companies in the United States electric power industry, classifying them into the following sub-sectors:

     *    the following 13 "generation focus" companies:

          Allegheny Energy, Inc.                    PG&E Corporation
          American Electric Power Company, Inc.     PPL Corporation
          Constellation Energy Group, Inc.          PSEG Energy Holdings Inc.
          Edison International                      TECO Energy, Inc.
          Entergy Corporation                       UtiliCorp United Inc.
          Exelon Corporation                        Xcel Energy Inc.
          FPL Group, Inc.


     *    the following five "energy convergence" companies:

          Dominion Resources, Inc.             Enron Corp.
          Duke Energy Corporation              The Williams Companies, Inc.
          El Paso Corporation

     * the following 16 "integrated utilities":

          ALLETE, Inc.                         OGE Energy Corp.
          Ameren Corporation                   Pinnacle West Capital Corporation
          Cinergy Corp.                        Progress Energy, Inc.
          CMS Energy Corporation               Reliant Energy, Incorporated
          DPL Inc.                             SCANA Corporation
          DTE Energy Company                   Sierra Pacific Resources
          FirstEnergy Corp.                    Southern Energy, Inc.
          Kansas City Power & Light Company    TXU Corp.

     *  the following six "electric wires" companies:

          Consolidated Edison, Inc.            Northeast Utilities
          DQE, Inc.                            NSTAR
          Energy East Corporation              Potomac Electric Power Company

     The results of this analysis are summarized as follows:

                                            2002          Market/       2002
                                       P/E Multiples    Book Value    PEG Ratio
                                       -------------   ------------  -----------
                                       Mean   Median   Mean  Median  Mean Median
                                       ----   ------   ----  ------  ---- ------
         Power Growth Companies        10.1x    9.7x   2.1x   2.4x   0.4x   0.4x
         Generation Focus Companies     9.9x   10.3x   1.7x   1.8x   1.2x   1.0x
         Energy Convergence Companies  11.8x   12.0x   2.3x   2.2x   0.9x   0.8x
         Integrated Utilities          11.3x   11.3x   2.0x   2.0x   1.1x   1.1x
         Electric Wires Companies      10.9x   11.3x   3.2x   2.9x   2.0x   1.9x

     These multiples and ratios compare to the multiples and ratios for Orion Power based upon the closing price per share of its common stock on September 24, 2001 and based upon the values implied by Reliant Resources' $26.80 per share offer, as follows:

                                      2002             Market/            2002
                                  P/E Multiples       Book Value       PEG Ratio
                                  -------------       ----------       ---------
      Orion Power (as of
      September 24, 2001)             12.2x              1.3x             0.5x
      Values Implied by Reliant
      Resources' $26.80 per share
      offer                           17.5x              1.8x             0.7x

     HYPOTHETICAL FUTURE TRADING RANGE ANALYSIS

     Assuming a range of forward price to earnings ratios, or "Forward P/E," ranging from 10x to 16x, and using earnings estimates provided by Orion Power management, Goldman Sachs calculated a range of potential future stock prices for Orion Power common stock in 2001, 2002,

2003 and 2004. Assuming a cost of equity ranging from 14% to 20%, Goldman Sachs calculated the present value of these potential future stock prices.

     The following tables summarize the results of the hypothetical future trading range analysis:

                                        Assuming Exit at End of 2004
                                        ----------------------------
                                           14%      16%      18%       20%
                                          -----    -----    -----     -----
                Forward P/E     10.0 x    16.59    15.68    14.83     14.04
                                12.0 x    19.91    18.82    17.80     16.85
                                14.0 x    23.23    21.95    20.77     19.66
                                16.0 x    26.55    25.09    23.73     22.47

                                        Assuming Exit at End of 2003
                                        ----------------------------
                                           14%      16%       18%      20%
                                          -----    -----     -----    -----
                Forward P/E     10.0 x    16.01    15.40     14.82    14.27
                                12.0 x    19.21    18.48     17.78    17.12
                                14.0 x    22.41    21.55     20.74    19.97
                                16.0 x    25.62    24.63     23.70    22.82

                                        Assuming Exit at End of 2002
                                        ----------------------------
                                           14%      16%       18%      20%
                                          -----    -----     -----    -----
                Forward P/E     10.0 x    15.03    14.70     14.39    14.09
                                12.0 x    18.03    17.64     17.27    16.91
                                14.0 x    21.04    20.58     20.15    19.73
                                16.0 x    24.04    23.52     23.03    22.55

                                        Assuming Exit at End of 2001
                                        ----------------------------
                                           14%      16%       18%      20%
                                          -----    -----     -----    -----
                Forward P/E     10.0 x    15.00    14.94     14.87    14.81
                                12.0 x    18.00    17.92     17.85    17.77
                                14.0 x    21.00    20.91     20.82    20.73
                                16.0 x    24.00    23.90     23.79    23.69

     SELECTED TRANSACTIONS ANALYSIS

     Goldman Sachs analyzed publicly available information relating to 21 selected transactions in the United States electric and utility industry between April 30, 1998 and February 20, 2001. Goldman Sachs' analyses of the selected transactions compared the following to the results for Orion Power:

     *     multiple of offer price to next year earnings per share; and

     *     multiple of offer price to book value.


     The following table summarizes the results of the selected transactions analysis:

                        Offer Price to                   Offer Price to
                         Next Year EPS                     Book Value
                        --------------                   ---------------
     High                    21.2x                            3.3x
     Low                     10.1x                            0.8x
     Mean                    14.9x                            1.9x
     Median                  14.4x                            1.9x


     The following table summarizes the price per KW consideration paid in 36 selected power generation asset divestitures in the eastern half of the United States from 1998 until the present:

                                        Multiple ($/KW)
                                        ---------------
                            High          Low         Mean        Median
                           -----          ---         ----        ------
     Gas                   1,398          408          658         549
     Oil(1)                  266          266          266         266
     Dual Fuel               531          240          384         383
     Coal                    955          206          525         520
     Hydro                   998          643          764         651
     Various                 714          246          425         427
     All Deals             1,398          206          551         520

    (1)  Only one deal consummated.


     DISCOUNTED CASH FLOW ANALYSIS

     Based on estimates provided by Orion Power management, Goldman Sachs performed a discounted cash flow analysis for the years ended December 31, 2002 to 2004. Using a range of discount rates of 10% to 14% and a range of terminal multiples of 2005 EBITDA of 6.0x to 8.0x, Goldman Sachs calculated a range of net present values of estimated future cash flows of Orion Power as of December 31, 2001.

     The following table presents the ranges of present values indicated by this analysis:

                                       Equity Value Per Share ($)
                                Terminal Forward Multiple of 2005E EBITDA
                                -----------------------------------------
                               6.0X      6.5X      7.0X      7.5X      8.0X
                               -----     -----     -----     -----     -----
     Discount       14.0%      15.06     17.80     20.54     23.28     26.02
       Rate         13.0%      15.92     18.73     21.54     24.36     27.17
                    12.0%      16.81     19.70     22.59     25.47     28.36
                    11.0%      17.73     20.70     23.67     26.63     29.60
                    10.0%      18.69     21.74     24.79     27.84     30.88

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination on the basis of its experience and professional judgment after considering the results of all of these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Orion Power or the transaction contemplated by the merger agreement.

     The analyses were prepared solely for purposes of providing an opinion to Orion Power's board as to the fairness from a financial point of view of the consideration to be received by the holders of shares of Orion Power common stock in the merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of Orion Power, Reliant Resources, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion was one of a number of factors taken into consideration by our board in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Orion Power, having provided certain investment banking services to Orion Power from time to time, including having acted as co-manager in the private placement of $400 million aggregate principal amount of Orion Power's 12.0% senior notes due 2010 in April 2000, as lead arranger and syndication agent for Orion Power's $1.2 billion aggregate principal amount credit facility in April 2000, as co-manager in the initial public offering of 27.5 million shares of Orion Power common stock in November 2000, as its financial advisor in connection with its acquisition of Columbia Electric Corp. in December 2000 and as co-manager in the offering of 13.0 million shares of Orion Power common stock and $200 million aggregate principal amount of Orion Power's 4.5% convertible senior notes due 2008 in May 2001, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

     As of September 26, 2001, investment funds affiliated with Goldman Sachs had a principal investment in Orion Power in the amount of (a) 34,450,000 shares of Orion Power common stock plus (b) warrants to purchase an additional 6,400,400 shares of Orion Power common stock, which together represent approximately 37% of Orion Power's outstanding shares of common stock on a fully diluted basis. In connection with the merger agreement, these investment funds entered into a stockholder agreement with Reliant Resources pursuant to which they have agreed to vote in favor of the transaction contemplated by the merger agreement, on the terms and conditions set forth in the stockholder agreement. See "--Interests of Certain Persons in the Merger." Richard A. Friedman, Douglas F. Londal and Terence M. O'Toole, each a Managing Director of Goldman, Sachs & Co., are directors of Orion Power.

     Goldman Sachs also has provided certain investment banking services to Reliant Resources from time to time, including having acted as co-manager in the initial public offering of its shares of common stock in April 2001 and having acted from time to time as a commercial paper dealer for Reliant Resources' commercial paper program, and may provide investment banking services to Reliant Resources in the future. Goldman Sachs also has provided certain investment banking services from time to time to Reliant Energy, Incorporated, or "REI," the majority stockholder of Reliant Resources, including having acted as co-manager in the offering of $300 million aggregate principal amount of 7.2% trust originated preferred securities of REI Trust I, an affiliate of REI, in February 1999, having acted as co-manager in the offering of $1.0 billion aggregate principal amount of 2.0% zero-premium exchangeable notes of REI due 2029 in September 1999, having acted as co-manager in the offering of $300 million aggregate principal amount of 7.4% senior notes of Reliant Energy Financing Co. II, an affiliate of REI, due 2002 in November 1999, having acted as co-manager in the offerings of revenue refunding bonds issued by political subdivisions of the State of Texas and unconditionally guaranteed by REI in April 1999 ($100 million aggregate principal amount), July 1999 ($70.315 million aggregate principal amount) and November 1999 ($100 million aggregate principal amount) and having acted from time to time as a commercial paper dealer for REI's commercial paper program and may provide investment banking services to REI in the future.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Orion Power, Reliant Resources or REI for its own account and for the accounts of customers.

     Pursuant to the terms of the letter agreement in which we engaged Goldman Sachs to act as our financial advisor in connection with the possible sale of all or a portion of Orion Power, Orion Power has agreed to pay Goldman Sachs a fee in cash upon consummation of the merger of approximately $___ million. Orion Power has also agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     GENERAL

     The following is a summary of the material United States federal income tax consequences of the merger to Orion Power stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice.

Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Orion Power common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Orion Power stockholder in light of that Orion Power stockholder's personal investment circumstances, or those Orion Power stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals). In addition, this discussion does not address the aspects of United States federal income taxation that may be relevant to Orion Power stockholders who hold shares of Orion Power common stock as part of a hedging, "straddle," conversion or other integrated transaction, or Orion Power stockholders who acquired their shares of Orion Power common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to an Orion Power stockholder.

     CONSEQUENCES OF THE MERGER TO ORION POWER STOCKHOLDERS

     The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Orion Power common stock will recognize gain or loss equal to the difference between the stockholder's adjusted tax basis in Orion Power common stock converted in the merger, and the amount of cash received. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be short-term gain or loss if, at the effective time of the merger, the shares of Orion Power common stock so converted were held for one year or less. If, at the effective time of the merger, the shares of Orion Power common stock so converted were held for more than one year, the gain or loss will be long-term. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

     BACKUP WITHHOLDING TAX

     Under the United States federal income tax backup withholding rules, unless an exemption applies, Reliant Resources is required to and will withhold up to 30.5% of all payments to which an Orion Power stockholder or other payee is entitled in the merger, unless the Orion Power stockholder or other payee provides a tax identification number, or "TIN" (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that its TIN is correct, the stockholder is not subject to backup withholding and the stockholder is a United States person. Each Orion Power stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain Orion Power stockholders (including, among others, corporations and certain foreign individuals) are generally not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the stockholder's United States federal income tax liability for that year.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU IN VIEW OF YOUR OWN PARTICULAR CIRCUMSTANCES.

GOVERNMENTAL AND REGULATORY APPROVALS

     While we believe that we will receive the regulatory approvals and clearances for the merger that are described below in the first calendar quarter of 2002, we cannot offer assurances that the merger will receive the necessary regulatory approvals or as to the timing for the grant or denial of these approvals. Under the merger agreement, we and Reliant Resources have agreed, among other things, to take any action, make any undertaking or receive any clearance or approval required by any governmental authority or applicable law subject to the limitations described in "The Merger Agreement--Agreement to Cooperate; Antitrust and Regulatory Matters."

     ANTITRUST

     Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or "HSR Act," and the rules and regulations promulgated thereunder applicable to the merger, the merger may not be completed until applicable waiting period requirements have expired or been terminated. We and Reliant Resources filed the requisite notification reports with the Department of Justice and Federal Trade Commission on October ___, 2001. The waiting period under the HSR Act will expire at 11:59 p.m. on November ___, 2001, unless this period is terminated earlier or extended.

     The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Reliant Resources or Orion Power or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

     ENERGY REGULATION

     FEDERAL ENERGY REGULATORY COMMISSION. Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its facilities with those of any other person, or acquire any security of any other public utility without first having obtained authorization from the FERC. Because we and Reliant Resources have subsidiaries that are public utilities as defined in the Federal Power Act which own "jurisdictional facilities" under the Federal Power Act, the FERC's approval under Section 203 is required before we and Reliant Resources may complete the merger. Section 203 provides that the FERC is required to grant its approval if the merger is found to be "consistent with the public interest."

     The FERC's merger review regulations provide that, in analyzing a merger under Section 203, it will evaluate the following criteria:

     * the effect of the merger on competition in wholesale electric power markets, utilizing an initial screening approach derived from the Department of Justice/Federal Trade Commission Horizontal Merger Guidelines to determine if a merger will result in an increase in an applicant's market power;

     * the effect of the merger on an applicant's FERC jurisdictional ratepayers; and

     * the effect of the merger on state and federal regulation of the applicants.

     The FERC will review these factors to determine whether the merger is consistent with the public interest. If the FERC finds that the merger would adversely affect competition, wholesale rates, or regulation, it may, pursuant to the Federal Power Act, deny approval of the merger or impose remedial conditions intended to mitigate these effects. Based on recent FERC decisions, we and Reliant Resources believe that the merger proposal satisfies all of the criteria used to determine that the merger will not have any adverse competitive effects or any adverse effects on rates or regulation. We and Reliant Resources filed our application under Section 203 on _________, 2001. The Federal Power Act does not specify a particular time frame within which the FERC must grant or deny its approval. The merger is also conditioned on the FERC's acceptance of a filing made by Reliant Resources on ________, 2001, under Section 205 of the Federal Power Act regarding the market-based rate tariffs of Orion Power's subsidiaries.

     NEW YORK PUBLIC SERVICE COMMISSION. Section 70 of the New York Public Service Law provides that no electric corporation may sell its stock, and no corporation shall acquire the stock of an electric corporation, unless the NYPSC finds such acquisition in the public interest. The NYPSC has held that Section 70 of the Public Service Law applies to the acquisition of the parents (such as Orion Power) of electric corporations. Notwithstanding this interpretation, the NYPSC will not review the merger of a parent of a wholesale generator subject to lightened regulation, such as our subsidiaries, unless there could be an adverse effect on retail customers. We and Reliant Resources believe that the NYPSC will not review the merger because there will be no adverse effect on competition or rates. Nevertheless, we and Reliant Resources are asking the NYPSC to either declare that it will not review the merger or, in the alternative, approve the merger. Should the NYPSC decide to review the merger, the NYPSC conducts its review under the "public interest" standard, which typically explores the effect of a merger on competition and rates. We and Reliant Resources believe that even if the NYPSC reviews the merger, the merger satisfies all of the criteria of the public interest standard. We and Reliant Resources filed a petition with the NYPSC on _____________ , 2001. There is no statutory guideline requiring the

NYPSC to grant or deny its approval or declare that it will not review the merger within a particular time frame.

ACCOUNTING TREATMENT

     The merger will be accounted for by the use of the purchase method of accounting, in accordance with United States GAAP. This means that Reliant Resources will record as goodwill the excess of the purchase price of Orion Power over the fair value of our identifiable assets, including intangible assets and liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     GENERAL

     Some of our executive officers and directors have interests in the merger that are or may be considered different from, or in addition to, the interests of our stockholders generally. Several of our executive officers, including an officer who is also a director, have employment agreements under which they become entitled to specific benefits as a result of the merger. Completion of the merger will constitute a change in control for purposes of the employment agreements. In addition, our executive officers may receive benefits pursuant to the terms of the merger agreement. Our board was aware of and considered these interests when it approved the merger agreement and the merger. We summarize below the material interests of our directors and executive officers in the merger.

     INTERESTS IN COMMON STOCK AND STOCK OPTIONS

     As of the record date, our executive officers and directors owned an aggregate of ___ shares of Orion Power common stock, entitling them to exercise approximately ___% of the voting power of Orion Power common stock entitled to vote at the special meeting. In addition, a number of our directors are affiliated with stockholders which have entered into stockholder agreements (as described below).

     Further, if the merger were completed on December 31, 2001, the aggregate amount received by our executive officers and directors in connection with the cash settlement of their stock options (see "The Merger Agreement--Treatment of Orion Power Stock Options"), based on currently available information, would be approximately: $36.0 million for all executive officers as a group and $3.9 million for all non-employee directors of Orion Power as a group.

     STOCKHOLDER AGREEMENTS

     A number of Orion Power stockholders which own approximately 60% of the total number of outstanding shares of Orion Power common stock in the aggregate -- including investment partnerships affiliated with The Goldman Sachs Group, Constellation Energy Group and Mitsubishi Corporation -- entered into stockholder agreements whereby each stockholder agreed to vote its shares of Orion Power common stock in favor of the merger. See "The Stockholder Agreements." A number of our directors are employees of or are affiliated with the stockholders of Orion Power which have entered into such stockholder agreements, as follows:

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

     * Three directors of Orion Power -- Richard A. Friedman, Douglas F. Londal, and Terence M. O'Toole -- are Managing Directors of Goldman, Sachs & Co.;

     * Tsutomu Kajita, a director of Orion Power, is Executive Vice President and Treasurer of Diamond Generating Corp., an affiliate of Mitsubishi Corporation; and

     * Edward A. Crooke, a director of Orion Power, is Vice Chairman of Constellation Energy Group, an affiliate of Constellation Enterprises, Inc.

     See "--Opinion of Orion Power's Financial Advisor" and "Stock Ownership of Management and Certain Stockholders of Orion Power."

     INTERESTS OF THE GOLDMAN SACHS GROUP

     As Orion Power's financial advisor, Goldman, Sachs & Co. will collect a fee of $_________ upon completion of the merger. In addition, through affiliated entities, The Goldman Sachs Group, Inc. is the largest stockholder of Orion Power, owning approximately 33% of outstanding shares of Orion Power common stock and warrants to purchase 6,400,400 shares of our common stock. See "Stock Ownership of Management and Certain Stockholders of Orion Power."

     RETENTION POOL

     Under the terms of the merger agreement, we can provide up to $20 million as a retention pool for the purpose of retaining the services of our key employees, pursuant to terms determined by our Chief Executive Officer, subject to board approval. The retention awards will be payable on the closing date of the merger, in the case of our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Senior Vice President (Operations) and Senior Vice President (Development), or within 90 days after the closing date of the merger, in the case of other employees, or such earlier date as may be determined by Reliant Resources, if the recipient remains an employee of Orion Power until that time. Our employees participating in the retention pool who are constructively terminated or terminated without cause or as a result of death or disability prior to the date that their retention award would be payable will be entitled to receive any retention award that would have been payable to them had they remained employed with Orion Power.

     EMPLOYMENT AGREEMENTS

     We have previously entered into employment agreements with five of our executive officers, including our named executive officers, that provide severance benefits to the executives. The completion of the merger will constitute a change in control under these agreements. As a consequence, these executive officers will have "good reason" under their employment agreements to terminate these agreements as of the effective time of the merger.

     If the executive officer's employment is terminated by us without cause (as defined in the employment agreements) or by the executive officer for good reason (as defined in the employment agreement), then we will be obligated to pay the executive officer a cash sum equal to the aggregate of:

     (1) any accrued but unpaid base salary, benefits and bonus through the date of termination of employment;

     (2) a pro rata annual bonus for the period, which can exceed 12 months, between (a) the end of the most recent year for which a bonus has been paid (including bonus paid as severance) and (b) the date of termination of employment, which bonus must be at least 75% of the executive officer's annual base salary at the time of termination of employment; and

     (3) severance pay equal to three times the sum of the executive officer's base salary at the time of termination of employment and the average of the executive officer's annual bonus for the two most recent fiscal years for which a bonus has been paid (including bonus paid as severance), but in no event will the amount used for each such year in calculating the average bonus be less than 75% of the executive officer's annual base salary at the time of termination of employment.

     A portion of the amounts described above will be used to offset specified unpaid indebtedness, if any, between the executive officer and Orion Power. In addition, for three years after a termination of the executive officer's employment as described above, the executive officer and/or his or her eligible family members will continue to be entitled to welfare benefits, including life insurance, medical and dental benefits, at least equal to the welfare benefits they would have been entitled to had the executive officer's employment not been terminated. To the extent any payments or benefits received by the executive officer are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, pursuant to the terms of the employment agreement, the executive officer will receive a payment to restore him or her to the after-tax position that he or she would have been in had the excise tax not been imposed.

     If the merger were completed on the date hereof, and the employment of each executive officer who is a party to an employment agreement described above was terminated by Orion Power without cause or by the executive officer for good reason, the estimated cash severance pay to be received, based on currently available information, would be approximately $10.5 million to $12.5 million for all executive officers as a group.

     In addition, executive officers who are a party to an employment agreement will not be subject to the one-year post-employment noncompetition and nonsolicitation period that otherwise applies if they terminate their employment with us within 60 days after the effective time of the merger because the completion of the merger will constitute "good reason" to terminate their employment under their employment agreements. Reliant Resources has acknowledged that our executive officers who have entered into employment agreements with us will have "good reason" to terminate their employment under their employment agreements as of the effective time of the merger.

     INDEMNIFICATION AND INSURANCE

     Reliant Resources, Orion Power and Merger Sub have agreed that, to the fullest extent permitted under applicable law, they will indemnify and hold harmless each present and former director, officer or employee of Orion Power or any of our subsidiaries against any costs or expenses (including advancing attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred prior to or after the effective time of the merger or the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. Persons eligible for indemnification are referred to in this document as the indemnified parties. In the event of an action giving rise to indemnification, Reliant Resources and the surviving corporation in the merger will cooperate with the indemnified party in the defense of that action.

     Reliant Resources has agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Orion Power and our subsidiaries (provided that Reliant Resources may substitute third-party policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties, and which coverages and amounts will be no less than the coverages and amounts provided at that time for Reliant Resources' directors and officers) with respect to matters arising on or before the effective time of the merger. However, after the effective time, the surviving corporation will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Orion Power prior to September 26, 2001 for such coverage. If the surviving corporation's annual premium exceeds that amount, the surviving corporation will obtain a policy with as much coverage as reasonably practicable for a cost not exceeding that amount.

MERGER FINANCING; SOURCE AND AMOUNT OF FUNDS

     The merger is not conditioned upon Reliant Resources obtaining financing. The total amount of funds necessary to pay the merger consideration, including amounts associated with options and warrants to purchase Orion Power common stock, and to pay fees and expenses related to the merger will be approximately $3 billion. Reliant Resources expects to fund the cash requirements for the transaction primarily from borrowings under a new $1.8 billion credit facility to be arranged, with the balance to be obtained from a combination of existing cash balances and additional borrowings under an existing $1.5 billion credit facility. At the date of this proxy statement, Reliant Resources is engaged in discussions with major lending institutions regarding the terms and conditions of the proposed new credit facility.

APPRAISAL RIGHTS

     Delaware law entitles the holders of record of shares of Orion Power common stock that follow the procedures specified in Section 262 of the DGCL to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of these shares as of the completion of the merger as determined by the court instead of the merger consideration. In order to exercise these rights, you must demand and perfect your rights in accordance with Section 262.

The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a complete copy of which is attached as Appendix C to this proxy statement. You should carefully review
Section 262 as well as the information discussed below to determine your rights to appraisal.

     If you elect to exercise the right to an appraisal under Section 262, you must do all of the following:

     * file with Orion Power at its main office in Baltimore, Maryland, a written demand for appraisal of shares of Orion Power common stock held before the vote is taken on the merger agreement and the merger at our special meeting, which demand must identify the Orion Power stockholder and expressly request an appraisal. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement because voting against or abstaining from voting or failing to vote on the merger agreement will not constitute a demand for appraisal within the meaning of Section 262;

     * not vote in favor of, or consent in writing to, the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy card that does not specify a vote against approval and adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previously filed written demand for appraisal; and

     * continuously hold shares of Orion Power common stock through the completion of the merger.

     All written demands for appraisal should be addressed to Orion Power Holdings, Inc., 7 East Redwood Street, 10th Floor, Baltimore, Maryland 21202,
Attention: Chief Legal Officer, before the vote is taken on the merger agreement at the special meeting, and should be executed by, or on behalf of, the holder of record of the relevant shares of Orion Power common stock. This demand must reasonably inform Orion Power of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder's shares of Orion Power common stock.

     Within ten days after the completion of the merger, the surviving corporation of the merger will give written notice of the completion of the merger to each Orion Power stockholder that has satisfied the requirements of
Section 262 and has not voted for or consented to the proposal to approve and adopt the merger agreement and the merger. We refer to such a stockholder as a "dissenting stockholder." Within 120 days after the completion of the merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware court demanding a determination of the fair value of the shares of Orion Power common stock that are held by all dissenting stockholders. We advise any dissenting stockholder desiring to file this petition to file on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed by the surviving corporation or another dissenting stockholder.

     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights. The court then will determine the fair value of the shares of Orion Power common stock held by the dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding may be determined by the court and charged against the parties as the court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the shares of Orion Power common stock of stockholders entitled to such interest. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Orion Power common stock entitled to appraisal.

     From and after the completion of the merger, no dissenting stockholder will have any rights of an Orion Power stockholder with respect to that dissenting stockholder's shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on that dissenting stockholder's shares of Orion Power common stock, if any, payable to Orion Power stockholders of record as of a date prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by reference. We encourage you to read the merger agreement because it, and not this summary, is the legal document that governs the merger.

STRUCTURE AND EFFECTIVE TIME

     The merger agreement provides for the merger of Merger Sub with and into Orion Power upon the terms and subject to the conditions of the merger agreement. Orion Power will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Reliant Resources.

     The closing of the merger will occur on the third business day after the satisfaction or waiver of all conditions in the merger agreement (except for those conditions to be satisfied or waived at the closing), or on such other date as we and Reliant Resources may agree in writing. The closing will be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents Reliant Resources (together with its subsidiaries) from borrowing funds which (when added to the funds otherwise available to it) would be sufficient to pay the merger consideration at the time the closing would otherwise occur. The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State (or at a later time if agreed in writing by the parties and specified in the certificate of merger). The parties will file the certificate of merger as soon as practicable on or, if permissible, prior to the closing date.

     We cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See "--Conditions to the Merger." We intend to complete the merger as promptly as practicable subject to receipt of Orion Power stockholder approval and all requisite regulatory approvals. See "The Merger--Governmental and Regulatory Approvals," "--Agreement to Cooperate; Antitrust and Regulatory Matters" and "--Conditions to the Merger."

MERGER CONSIDERATION

     The merger agreement provides that each share of Orion Power common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $26.80 in cash, without interest, from Reliant Resources. We refer to this amount throughout this document as the "merger consideration." Each holder of a certificate representing shares of Orion Power common stock will have no further rights with respect to these shares, other than the right to receive the merger consideration applicable to those shares. However, shares of Orion Power common stock that are outstanding immediately prior to the merger held by any dissenting stockholder who properly perfects his or her appraisal rights will not be converted into the right to receive $26.80 in cash, but rather the dissenting stockholder will be entitled to payment of the fair value of his or her dissenting shares in accordance with and subject to Section 262 of the DGCL. See "The Merger--Appraisal Rights."

PAYMENT PROCEDURES

     Reliant Resources will select a bank that is reasonably acceptable to us to act as paying agent. The paying agent will make payment of the merger consideration in exchange for certificates representing shares of Orion Power common stock. Reliant Resources will deposit sufficient cash with the paying agent prior to the effective time in order to permit the payment of the merger consideration. As soon as reasonably practicable after the effective time but in no event later than the first business day following the closing date of the merger, the paying agent will send our stockholders of record a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to our stockholders promptly following the paying agent's receipt and processing of Orion Power stock certificates and properly completed transmittal documents. Holders of more than 5,000 shares of Orion Power common stock, including any shares issuable upon exercise of warrants or options, will be entitled to elect to receive payment of the merger consideration via wire transfer as promptly as practicable after the effective time, but in no event later than the first business day following the closing date.

TREATMENT OF ORION POWER STOCK OPTIONS

     The merger agreement provides that, at the effective time of the merger, each outstanding Orion Power stock option previously granted by Orion Power, whether or not then vested or exercisable, will automatically be cancelled and converted into an obligation to pay the holder of each cancelled Orion Power stock option a cash payment equal to the excess, if any, of the merger consideration over the option's exercise price multiplied by the number of shares of Orion Power common stock subject to the cancelled Orion Power stock option (less applicable withholding taxes).

TREATMENT OF ORION POWER WARRANTS

     The merger agreement provides that, at the effective time of the merger, each outstanding Orion Power warrant previously granted by Orion Power will automatically be converted into an obligation to pay the holder of each cancelled Orion Power warrant a cash payment equal to the excess, if any, of the merger consideration over the warrant's exercise price multiplied by the number of shares of Orion Power common stock subject to the Orion Power warrant (less applicable withholding taxes).

DIRECTORS AND OFFICERS

     The merger agreement provides that the directors and officers of Merger Sub immediately before the effective time of the merger will be the directors and officers of the surviving corporation after the merger.


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


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by Orion Power to Reliant Resources and Merger Sub, including representations and warranties relating to:

     * due organization, corporate power and standing, and other corporate matters;

     *    our capital structure;

     *    our significant subsidiaries and equity interests;

     * the authorization, execution, delivery and enforceability of the merger agreement;

     * conflicts under charter documents, violations of any instruments or law and required consents, approvals and permits;

     * reports and financial statements we filed with the SEC and the accuracy of the information in those documents;

     * undisclosed liabilities and circumstances having a material adverse effect on Orion Power and declarations of dividends, and changes in our common stock;

     *    litigation;

     * accuracy of information we supplied for inclusion in this proxy statement;

     *    violations of law;

     *    tax matters;

     * matters relating to the Employee Retirement Income Security Act of 1974, as amended, or "ERISA," and other compliance and compensation matters (including retirement and other employee benefit plans);

     *    labor matters;

     *    environmental matters;

     *    intellectual property;

     *    the Goldman Sachs fairness opinion;

     *    brokers' and finders' fees with respect to the merger;

     *    insurance;

     * the applicability to Orion Power and its subsidiaries of utility regulation and the Public Utility Holding Company Act of 1935;

     * the exempt wholesale generator and qualifying facility status of our power generation projects;

     * the quantity of SO2 and NOX allowances owned by Orion Power and its subsidiaries; and

     *    material non-compete agreements.

     The merger agreement also contains representations and warranties made by Reliant Resources and Merger Sub to Orion Power, including representations and warranties relating to:

     *    due organization, corporate power and other corporate matters;

     * conflicts under charter documents, violations of any instruments or law, and required consents, approvals and permits;

     *    Merger Sub's operations;

     *    Reliant Resources' capital resources;

     * the authorization, execution, delivery and enforceability of the merger agreement;

     * accuracy of information Reliant Resources supplied for inclusion in this proxy statement; and

     * Reliant Resources' ownership of Orion Power common stock or any other security of Orion Power.

     The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

COVENANTS; CONDUCT OF THE BUSINESS OF ORION POWER PRIOR TO THE MERGER

     The merger agreement provides that, from September 26, 2001 through the effective time of the merger, we and our subsidiaries will:

     *    operate in the ordinary and usual course of business;

     * use reasonable best efforts to preserve intact our business organizations and goodwill, keep available the services of our present senior officers and key employees and preserve the goodwill and business relationships with customers and others with whom we have business relationships;

     * invest available cash balances in investments permitted under the existing credit facilities; and

     * maintain our insurance policies that are in place at the time of execution of the merger agreement.

     The merger agreement also includes limitations, prohibitions and other provisions relating to Orion Power's and our subsidiaries' conduct of business before the merger with respect to:

     * amendments to our certificates of incorporation, bylaws or equivalent organizational documents;

     *    changes in our capital stock and payment of dividends;

     * issuance, redemption, purchase or acquisition of our capital stock, options, warrants and convertible securities;

     * incurrence of indebtedness for borrowed money or entry into "keepwell" or similar agreements in excess of $25 million or entry into interest rate hedging agreements;

     * acquisitions, sales or dispositions of assets or businesses valued at $25 million or more individually or $50 million or more in the aggregate, or pledges or encumbrances of any assets or businesses;

     * increases in compensation and entry into or amendment of employment, severance, special pay or employee benefit arrangements;

     * capital expenditures in excess of $1 million individually or $10 million in the aggregate;

     * entry into, termination of, material amendment of or grants of waiver or consent under material contracts for the purchase or sale of goods or services that have a term of more than one year and that involve payments of more than $25 million;

     * tax elections or settlements or compromises of tax liabilities or refunds;

     * payment, discharge or satisfaction of claims, liabilities or obligations in excess of $10 million in the aggregate; and

     * settlement or compromise of pending or threatened litigation relating to the merger agreement or the merger.

NO SOLICITATION

     The merger agreement provides that we will not, will cause our subsidiaries not to, and will use our commercially reasonable efforts to cause any of our officers, directors or employees, or any attorney, accountant, investment banker, financial advisor or other agent retained by us or any of our subsidiaries not to, directly or indirectly, initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer with respect to any merger, reorganization, share exchange, consolidation or similar transaction involving us. This prohibition also applies to any purchase of, or any offer to purchase, 20% or more of our voting securities, or any assets or businesses that generated 20% or more of our annual net revenues or net income for the one-year period ended June 30, 2001 or constituted 20% or more of our stockholders' equity on June 30, 2001 in a single transaction or a series of related transactions or any combination of the foregoing. In this proxy statement and in the merger agreement we refer to a transaction of the nature mentioned in this paragraph as an "acquisition transaction," and a proposal relating to that type of transaction as an "acquisition proposal," except that, for purposes of the $45 million termination fees discussed in "--Termination Fee," all references to 20% are replaced by 50%.

     We may, prior to receipt of stockholders' approval of the merger, furnish nonpublic or confidential information to and engage in discussions and negotiate with any person who makes an unsolicited bona fide written acquisition proposal that our board determines, after consultation with its independent financial advisor and legal advisor, could reasonably be expected to lead to a superior proposal. A "superior proposal" is an acquisition proposal which our board determines, in good faith and after consultation with its independent financial advisor and legal advisor, is more favorable to the holders of Orion Power common stock than the merger agreement and the merger, taking into account, among other things, (a) the likelihood and timing of completion, (b) any amendments to or modifications of the merger agreement that Reliant Resources has offered or proposed at the time of determination and (c) such other factors deemed relevant by our board. In order to provide information to a person making a superior proposal, however, that person must enter into a confidentiality agreement containing provisions with respect to confidentiality of substantially the same effect as those contained in the confidentiality agreement to which Orion Power and Reliant Resources are party.

     At any time prior to the receipt of the stockholders' approval of the merger, the board may withdraw or modify its recommendation of the merger agreement or the merger, if the board determines in good faith (after consultation with outside counsel and its independent financial advisor) that its failure to do so would be inconsistent with its fiduciary obligations.

     The merger agreement requires us to promptly notify Reliant Resources orally and in writing after receipt of any acquisition proposal indicating in reasonable detail the identity of the potential acquiror and the material terms and conditions of the acquisition proposal. We must also notify Reliant Resources as soon as is reasonably practicable of any material changes or modifications in the material terms of any acquisition proposal and provide to Reliant Resources, as soon as reasonably practicable, copies of the form of merger agreement or acquisition agreement in connection with any acquisition proposal negotiated with a potential acquiror.

EMPLOYEE BENEFITS

     We and Reliant Resources have agreed that, for a period of not less than two years after the merger, the compensation and employee benefits to be provided to our current and former employees and those of our subsidiaries in the aggregate will be substantially equivalent to the compensation and benefits provided to those current and former employees in the aggregate prior to the merger. Our employees' prior service to us and our affiliates will count as prior service to Reliant Resources for all purposes under Reliant Resources' benefit plans covering our employees to the extent the employee was entitled to service credit under similar Orion Power plans.

     Each of our employees will be immediately eligible to participate, without any waiting time, in any and all benefit plans of Reliant Resources or its affiliates to the extent such plans replace coverage under a comparable Orion Power plan in which the employee participated immediately before the effective time of the merger. Reliant Resources and its affiliates will waive all pre-existing condition exclusions and actively-at-work requirements for our employees and their covered dependents under the medical, dental, pharmaceutical and/or vision benefit plans that provide benefits to our employees. Reliant Resources will cause any eligible expenses incurred by our employees and their covered dependents under our welfare plans during the plan year in which the merger occurs to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements of any Reliant Resources welfare plans in which they participate during the plan year of the merger.

     Reliant Resources has acknowledged that a "change of control" within the meaning of the Orion Power employee benefit plans, as applicable, will occur on the effective time of the merger. In addition, Reliant Resources has acknowledged that our executive officers who have entered into employment agreements with us will have "good reason" under their employment agreements as of the effective time of the merger (see "The Merger--Interests of Certain Persons in the Merger--Employment Agreements").

     For so long after the effective time of the merger as we or any of our subsidiaries maintain a 401(k) plan, and Reliant Resources maintains a 401(k) plan with a loan feature for similarly situated employees, Reliant Resources will cause our 401(k) plans and/or the 401(k) plans of our subsidiaries to retain a loan feature. As of the effective time of the merger, we will fully vest the account balances of each participant in any 401(k) plan maintained by us or our subsidiaries.

     The merger agreement provides that if the merger occurs in 2001, we will pay each of our employees as of the effective time of the merger and then participating in an Orion Power bonus plan the greater of (a) the employee's deemed bonus entitlement under such plan, as if the plan and the employee's participation therein had continued through the end of 2001, based on actual performance during the portion of the year prior to the merger and assuming performance equals performance goals for the portion of the year following the merger and (b) the employee's target award for 2001, in each case pro rated. If the merger occurs in 2002, each of our then-current employees then participating in one of Orion Power's bonus plans will be entitled to receive a pro rated target bonus, pursuant to such plans. In either case, the pro rated portion of the bonuses representing the post-merger portion of the year will be paid during January of the calendar year following the year in which the merger occurs to our employees who are employed by Reliant Resources or its affiliates at the end of the year in which the merger occurs or who were previously terminated without cause or due to death or disability. If no applicable bonus plan has been established for 2002, the annual bonuses will be paid based on 2001 bonus plans to participants in the 2001 bonus plans and to new employees who, based on job title, would have been eligible to participate in the 2001 bonus plans, based on target percentages equal to the actual (or deemed in the case of new employees) performance for the 2001 bonus plans under the 2001 bonus plans. We may create a 2002 bonus plan that is substantially similar to the 2001 bonus plan. Any costs associated with the merger will not be taken into account for purposes of determining whether performance targets have been achieved.

     Pursuant to the merger agreement, we can provide up to $20 million as a retention pool for the purpose of retaining the services of our key employees, pursuant to terms determined by our Chief Executive Officer, subject to board approval. The retention awards will be payable on (a) the closing date of the merger, in the case of our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Senior Vice President (Operations) and Senior Vice President (Development), or within 90 days after the closing date of the merger, in the case of other employees, or (b) such earlier date as may be determined by Reliant Resources, in each case, if the recipient remains employed by us until that time. Our employees participating in the retention pool who are constructively terminated or terminated without cause or as a result of death or disability prior to these dates will be entitled to receive any retention award that would have been payable to them had they remained employed by Orion Power.

     The agreements between us and Reliant Resources described above with respect to employee benefits apply to our employees who are not covered by a collective bargaining agreement.

AGREEMENT TO COOPERATE; ANTITRUST AND REGULATORY MATTERS

     We and Reliant Resources have agreed to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete and make effective the merger. This includes the use of reasonable best efforts to:

     * obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Orion Power and Reliant Resources and their respective subsidiaries;

     * obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings, and submissions; and

     * lift any injunction or other legal bar to completion of the merger (and to proceed with the completion of the merger as expeditiously as possible), including through all possible appeals.

We and Reliant Resources have also agreed to take any act, make any undertaking or receive any clearance or approval required by any governmental authority or applicable law.

     In addition, subject to the terms and conditions of the merger agreement, we and Reliant Resources have agreed that we will not and we will not permit our respective subsidiaries and affiliates to make any acquisition, develop or construct any electric generation facility, enter into any term, tolling or power purchase agreement or otherwise obtain control over any electric generation facility, or take any action with any regulatory authority which could reasonably be expected to materially delay the completion of the merger or result in the failure to satisfy any condition to completion of the merger.

     Notwithstanding the foregoing, the merger agreement provides that no provision of the merger agreement requires us, Reliant Resources or any of our respective subsidiaries to dispose of any assets or to limit our freedom of action with respect to any assets or businesses, whether prior to or after the effective time of the merger, or to commit or agree to any of the foregoing, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating to the HSR Act or any other law, regulation or order or to avoid the entry of, or to effect the dissolution of, any injunction or other order in any suit or proceeding relating thereto, other than dispositions, limitations, commitments or agreements that may be conditioned upon the completion of the merger and the transactions contemplated by the merger and that do not and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, assets or financial condition of Orion Power, Reliant Resources and our respective subsidiaries taken as a whole as constituted after the effective time of the merger.

INDEMNIFICATION AND INSURANCE

     Reliant Resources has agreed that the indemnification provisions of our certificate of incorporation and bylaws as in effect at the effective time of the merger will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who at the effective time of the merger were our directors, officers or employees.

     Orion Power, Reliant Resources and Merger Sub have agreed that, to the fullest extent permitted under applicable law, they will indemnify and hold harmless each present and former director, officer or employee of Orion Power or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against any costs or expenses (including advancing attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred prior to or after the effective time of the merger (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if that service was at the request or for the benefit of Orion Power) or the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. Persons eligible for indemnification are referred to in this document as the indemnified parties. In the event of an action giving rise to indemnification, Reliant Resources and the surviving corporation will cooperate with the indemnified party in the defense of that action.

     Reliant Resources has agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Orion Power and its subsidiaries (provided that Reliant Resources may substitute third-party policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties, and which coverages and amounts will be no less than the coverages and amounts provided at that time for Reliant Resources' directors and officers) with respect to matters arising on or before the effective time of the merger. However, after the effective time, the surviving corporation will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Orion Power prior to September 26, 2001 for such coverage. If the surviving corporation's annual premium exceeds that amount, the surviving corporation will obtain a policy with as much coverage as reasonably practicable for a cost not exceeding that amount.

PURCHASES OF ORION POWER EQUITY SECURITIES

     In the confidentiality agreement we entered into with Reliant Resources, Reliant Resources agreed that, unless specifically invited by us in writing until the merger becomes effective, neither it nor its subsidiaries will acquire or agree to acquire any rights in or beneficial ownership of any securities or assets of Orion Power other than pursuant to the merger agreement.

THE ORION POWER BOARD RECOMMENDATION

     The merger agreement provides that our board will recommend that the Orion Power stockholders vote in favor of the approval and adoption of the merger agreement and the merger. However, our board may withdraw or modify its recommendation prior to stockholder approval of the merger agreement, if our board determines in good faith, after consultation with outside counsel and its independent financial advisor, that it is necessary to do so in order to comply with its fiduciary obligations. Notwithstanding any such withdrawal or modification, Orion Power is required to submit the merger agreement to a vote at the special meeting unless the merger agreement is terminated in accordance with its terms.

     A withdrawal or adverse change in any material respect of our board's recommendation may permit Reliant Resources to terminate the merger agreement and may give rise to the payment of a termination fee as described in "--Termination Fee."

     Nothing contained in the merger agreement prohibits Orion Power or our board from (a) taking and disclosing to the Orion Power stockholders a position with respect to a tender or exchange offer by a third party as required under federal securities law, or (b) making that disclosure to the Orion Power stockholders as, in the good faith judgment of our board (after consultation with outside counsel), is required under applicable law.

SUPPLEMENTAL INDENTURE

     The merger agreement provides that as required by the indenture governing the 4.50% convertible senior notes due June 1, 2008, the surviving corporation shall execute a supplemental indenture, effective at the effective time of the merger, by which the adjustments in the conversion provisions of the indenture that are required to be made as a result of the merger will be made. These adjustments provide for each of the convertible notes to be convertible from and after the merger into the amount of cash receivable upon the completion of the merger by a holder of the number of shares of Orion Power common stock into which the convertible note might have been converted immediately prior to the merger. Each $1,000 in principal amount of the convertible notes is convertible into 29.2505 shares of our common stock -- accordingly, based upon the $26.80 in cash per share of our common stock to be paid in the merger, in the merger each convertible note will become convertible from and after the merger into $783.91 in cash.

CONDITIONS TO THE MERGER

     The obligations of Orion Power, Reliant Resources and Merger Sub to complete the merger are subject to the satisfaction of each of the conditions described below.

     (1) The merger agreement and the merger have been approved and adopted by the holders of a majority of the outstanding shares of Orion Power common stock;

     (2) No judgment, injunction, order or decree of any court or governmental authority of competent jurisdiction is in effect making illegal or otherwise restraining or prohibiting the completion of the merger; and

     (3) The waiting period applicable to completion of the merger under the HSR Act has expired or been terminated and the necessary approvals and consents of the FERC and the NYPSC have been obtained.

     Unless waived by Orion Power, the obligation of Orion Power to complete the merger is subject to the satisfaction of the following additional conditions:

     (1) Reliant Resources' and Merger Sub's performance in all material respects of all their pre-merger obligations contained in the merger agreement;

     (2) the accuracy, as qualified for materiality, of the representations and warranties of Reliant Resources; and

     (3) Orion Power's receipt of a certificate signed on behalf of Reliant Resources by an executive officer of Reliant Resources indicating that the conditions mentioned immediately above in items (1) and (2) have been satisfied.

     Unless waived by Reliant Resources and Merger Sub, the obligations of Reliant Resources and Merger Sub to complete the merger are subject to the satisfaction of the following additional conditions:

     (1) Orion Power's performance in all material respects of all our pre-merger obligations contained in the merger agreement;

     (2) the accuracy, as qualified for materiality, of the representations and warranties of Orion Power; and

     (3) Reliant Resources' receipt of a certificate signed on behalf of Orion Power by an executive officer of Orion Power indicating that the conditions mentioned immediately above in items (1) and (2) have been satisfied.

IMPORTANT DEFINITIONS

     In the merger agreement, the phrase "material adverse effect" in reference to us means any change or event or effect that, individually or together with other changes, events or effects, is materially adverse to the business, assets or financial condition of Orion Power and its subsidiaries, taken as a whole. However, the phrase "material adverse effect" specifically excludes any change, event or effect resulting from or arising out of

     (1) changes or developments in international, national, regional, state or local wholesale or retail markets for electric power or fuel or related products including those due to actions by competitors;

     (2) changes or developments in national, regional, state or local electric transmission or distribution systems except to the extent caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of the merger agreement which materially impair our ability to conduct our operations except on a temporary basis;

     (3) changes or developments in financial or securities markets or the economy in general except to the extent caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of the merger agreement;

     (4) effects of weather or meteorological events, except to the extent causing damage to the physical facilities of Orion Power and its subsidiaries; or

     (5) any change of law. "Change of law," under the terms of the merger agreement, means the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, rule, regulation, ordinance, order, protocol, practice or measure or any other requirement of law of or by any federal, state, county or local government, governmental agency, court, commission, department or regional transmission operator, independent system operator or market administrator or similar organization or other such entity which occurs subsequent to September 26, 2001.

TERMINATION

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by our stockholders):

     (1)  by mutual written consent of Orion Power and Reliant Resources;

     (2) by either Orion Power or Reliant Resources if the merger has not been completed by September 30, 2002, which date may be extended by up to 90 days by either Orion Power or Reliant Resources provided that all of the conditions to completion of the merger have been satisfied or are capable of then being satisfied except that:

          * any judgment injunction, order or decree prohibits or restrains completion of the merger;

          * the waiting period under the HSR Act has not expired or been terminated; or

          * the approval or consent of necessary governmental authorities has not been received;

          and Reliant Resources or Orion Power is still attempting to satisfy that condition. The right to terminate the merger agreement under this clause is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure to complete the merger. The termination date of September 30, 2002 (or, if applicable, the 90-day extension period mentioned above) will be extended by one day for each day that the closing is delayed due to a banking moratorium, act of terrorism or war as described in "--Structure and Effective Time";

     (3) by either Orion Power or Reliant Resources if any final order, decree, ruling or other final action of a court or United States governmental agency or authority of competent jurisdiction restrains or prohibits the completion of the merger, and that judgment, injunction, order, decree or other action has become final and nonappealable. The party seeking to terminate must have used reasonable best efforts to prevent entry of and to remove such order, decree, ruling or other final action;

     (4) by either Orion Power or Reliant Resources if the merger agreement has not been approved and adopted by our stockholders by reason of the failure to obtain the required vote at the special meeting;

     (5) by either Orion Power or Reliant Resources if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement which would result in a failure of a condition to the non-breaching party's obligations under the merger agreement as described in "--Conditions to the Merger" and which cannot be cured prior to September 30, 2002 or, if applicable, the extended termination date;

     (6) by Orion Power, after giving Reliant Resources three days prior (but revocable) written notice of its receipt of an acquisition proposal in order to enter into an agreement providing for an acquisition transaction which is a superior proposal, provided that we have complied with the obligations listed above under "--No Solicitation" in all material respects; or

     (7) by Reliant Resources if our board has withdrawn or adversely amended in any material respect its approval or recommendation to our stockholders of the merger or the merger agreement.

TERMINATION FEE

     The merger agreement obligates us to pay a fee to Reliant Resources equal to $90 million if we terminate the merger agreement for the reasons described in paragraph (6) of "--Termination."

     Alternatively, if

     (1) Reliant Resources terminates the merger agreement because our board has withdrawn or adversely amended in any material respect its approval or recommendation to our stockholders of the merger or the merger agreement, or

     (2) either we or Reliant Resources terminates the merger agreement because the merger agreement has not been approved and adopted by our stockholders by reason of the failure to obtain the required vote at the special meeting, and Reliant Resources was not at the time of termination in material breach of its representations, warranties, covenants and agreements contained in the merger agreement and prior to the time of the special meeting, an acquisition proposal by a third party had been publicly proposed or publicly announced and not withdrawn, then we must pay a fee of $45 million to Reliant Resources within three business days following the termination. We must pay Reliant Resources an additional fee of $45 million if a fee is payable pursuant to (1) or (2) immediately above and on or prior to the nine-month anniversary of a termination of the merger agreement which gives rise to the obligation to pay that fee we enter into an agreement with respect to an acquisition transaction or we or our board recommend a third party tender-offer or exchange-offer which would result in the offeror (other than The Goldman Sachs Group, Inc. and its affiliates) beneficially owning in excess of 50% of the outstanding shares of Orion Power common stock. We must pay the additional $45 million fee upon completion of that acquisition transaction or tender offer or exchange offer.

     For purposes of the provisions of the merger agreement governing the $45 million termination fees, an "acquisition transaction" is any merger, reorganization, share exchange, consolidation or similar transaction involving Orion Power, or any purchase of, or any offer to purchase, 50% or more of Orion Power voting securities, or any assets or businesses that generated 50% or more of our annual net revenues or net income for the one-year period ended June 30, 2001, or constituted 50% or more of our stockholders' equity on June 30, 2001 in a single transaction or a series of related transactions or any combination of the foregoing.

EXPENSES

     The merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, except that those expenses incurred in connection with printing and filing this proxy statement will be shared equally by Reliant Resources and Orion Power.

                           THE STOCKHOLDER AGREEMENTS

     The following is a summary of the material terms of the stockholder agreements. As an inducement to Reliant Resources to enter into the merger agreement, on September 26, 2001, certain affiliates of The Goldman Sachs Group, Constellation Enterprises, Inc., certain affiliates of Mitsubishi Corporation and Tokyo Electric Power Company International B.V. entered into stockholder agreements with Reliant Resources on substantially identical terms. As of the record date for the special meeting, the parties collectively owned 62,563,503 shares of Orion Power common stock. These shares represented approximately 60% of the Orion Power common stock which was outstanding on the record date for the special meeting.

     Pursuant to each stockholder agreement, the respective stockholder agreed to vote the shares that it owns or acquires in favor of the merger agreement and against any acquisition proposal that is inconsistent with the merger. Accordingly, each stockholder has agreed not to transfer any of the shares of Orion Power common stock that it owns, except that Diamond Cayman, Inc., an affiliate of Mitsubishi Corporation, may sell, transfer, assign, convey or otherwise dispose of 1,677,419 shares of its Orion Power common stock.

     In addition, the stockholder agreement provides that each stockholder will not, and will direct and use its commercially reasonable efforts to cause its and its subsidiaries' officers, directors, partners and employees, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries not to, directly or indirectly, initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer with respect to an acquisition transaction. Each stockholder must notify Reliant Resources orally and in writing as soon as reasonably practicable after receipt of any acquisition proposal directed to the stockholder in its capacity as a stockholder. Moreover, the stockholder agreement provides that each stockholder must immediately cease and cause to be terminated any existing activities, discussions or negotiations by the stockholder in its capacity as a stockholder with any person other than Reliant Resources with respect to any acquisition proposal. Prior to the termination of the merger agreement, no stockholder in its capacity as a stockholder may enter into any agreement with any person providing for or designed to facilitate an acquisition proposal.

     Each stockholder's obligation to vote and not to transfer the shares will terminate (a) upon the mutual agreement of the parties or (b) immediately upon the earliest of (1) the date on which the merger agreement is terminated in accordance with its terms, (2) the effective time of the merger, and (3) an amendment to the merger agreement which has not been consented to in writing in advance by that stockholder, other than a ministerial amendment that would not adversely affect that stockholder or the consideration to be received under the merger agreement.

                              THE RIGHTS AGREEMENT

     On November 1, 2000, we entered into a rights agreement with LaSalle Bank National Association (the rights agent) whereby stockholders were granted one preferred share purchase right for each outstanding share of Orion Power common stock. Our board adopted the rights agreement and issued the rights to protect Orion Power stockholders from coercive or otherwise unfair takeover tactics. In general terms, the rights plan works by imposing a significant penalty upon any person or group, with certain exceptions, that acquires 10% or more of the outstanding Orion Power common stock without the approval of our board.

     In connection with approval of the merger agreement, our board approved an amendment to the rights agreement, dated September 26, 2001, to allow the merger agreement and stockholder agreements to be executed and to allow the merger to occur without triggering any distribution or adverse event under the rights agreement.

     For those interested in the specific terms of the rights agreement, we filed the rights agreement as Exhibit 4.3 to Amendment No. 3 to our Registration Statement on Form S-1 with the SEC on November 13, 2000. We included the amendment to the rights plan as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on September 28, 2001.

     STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS OF ORION POWER


     The following table sets forth information about the beneficial ownership of our common stock as of __________, 2001 by (a) each person who is the beneficial owner of more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each of our executive officers, and
(d) all of our executive officers and directors as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For the purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this proxy statement.





                                                                     NUMBER OF SHARES              PERCENTAGE OF
                            NAME                                    BENEFICIALLY OWNED           SHARES OUTSTANDING
                            ----                                    ------------------           ------------------



      5% STOCKHOLDERS:
         Entities affiliated with The Goldman Sachs
           Group, Inc. (a)                                             40,851,400                      37.2%
         Constellation Energy Group, Inc. and
           affiliates (b)                                              17,205,900                      16.5%
         Mitsubishi Corporation and affiliates (c)                      6,967,742                       6.7%

      DIRECTORS AND NAMED EXECUTIVE OFFICERS:
         Jack A. Fusco (d)                                                516,641 (e)                    *
         Scott B. Helm (d)                                                477,818 (f)                    *
         W. Thaddeus Miller (d)                                           384,287 (g)                    *
         E. Thomas Webb (d)                                               253,334 (h)                    *
         Michael J. Gluckman (d)                                           22,003 (i)                    *
         Frederic V. Salerno (j)                                          645,200                        *
         Edward A. Crooke (k)                                          17,205,900                      16.5%
         Richard A. Friedman (l)                                       40,851,400                      37.2%
         Tsutomu Kajita (m)                                             6,967,742                       6.7%
         Douglas F. Londal (n)                                         40,851,400                      37.2%
         Terence M. O'Toole (o)                                        40,851,400                      37.2%
         Cheryl Mills                                                       7,315 (p)                    *
         Vincent Tese                                                       7,315 (q)                    *
         All directors and executive officers as a group (13
           people)(k)(l)(m)(n)(o)(p)(q)(r)                             67,338,956                      59.7%



     *Less than one percent.

     (a) Based on a Schedule 13D filed with the SEC on September 28, 2001. Consists of 14,984,097 shares and 2,966,741 warrants beneficially owned by GS Capital Partners II, L.P.; 5,956,795 shares and 1,179,401 warrants beneficially owned by GS Capital Partners II Offshore, L.P.; 552,685 shares and 109,428 warrants beneficially owned by GS Capital Partners II Germany C.L.P.; 773,101 shares and 152,234 warrants beneficially owned by Stone Street Fund 1998, L.P.; 233,322 shares and 45,945 warrants beneficially owned by Bridge Street Fund 1998, L.P.; 8,796,383 shares and 1,445,976 warrants beneficially owned by GS Capital Partners III, L.P.; 2,418,232 shares and 397,515 warrants beneficially owned by GS Capital Partners III Offshore, L.P.; 406,086 shares and 66,753 warrants beneficially owned by GS Capital Partners III Germany C.L.P.; 197,579 shares and 21,844 warrants beneficially owned by Stone Street Fund 2000, L.P.; 958,771 shares and 176,181 warrants beneficially owned by Goldman, Sachs & Co. oHG; 925,335 shares beneficially owned by Stone Street 1998, L.L.C.; and 131,720 shares and 14,563 warrants beneficially owned by Bridge Street Special Opportunities Fund 2000, L.P. An affiliate of The Goldman Sachs Group, Inc., of which Goldman, Sachs & Co. is an indirect wholly owned subsidiary, is either the general partner, managing general partner or investment manager of each of these entities. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. The address of each of these funds is 85 Broad Street, New York, New York 10004.

     (b) Based on a Form 4 filed with the SEC on June 11, 2001. Represents common stock held by a wholly owned subsidiary, Constellation Enterprises, Inc. and includes 705,900 warrants. The address of Constellation Energy Group, Inc. is 250 W. Pratt Street, Baltimore, Maryland 21201.

     (c) Based upon information provided to Orion Power by Mitsubishi Corporation on June 7, 2001. Includes shares beneficially owned by affiliates of Mitsubishi Corporation. The address of Mitsubishi Corporation is 6-3 Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8086 Japan.

     (d)  7 East Redwood Street, Baltimore, Maryland 21202.

     (e) Includes 496,541 shares subject to stock options that are exercisable within 60 days of the date of this proxy statement.

     (f) Includes 439,818 shares subject to stock options that are exercisable within 60 days of the date of this proxy statement.

     (g) Includes 361,487 shares subject to stock options that are exercisable within 60 days of the date of this proxy statement.

     (h) Includes 238,334 shares subject to stock options that are exercisable within 60 days of the date of this proxy statement.

     (i) Includes 19,003 shares subject to stock options that are exercisable within 60 days of the date of this proxy statement.

     (j) Includes 322,600 shares subject to stock options that are exercisable within 60 days of the date of this proxy statement. Mr. Salerno's address is 1095 Avenue of the Americas, New York, New York 10036.

     (k) 250 W. Pratt Street, Baltimore, Maryland 21201. Mr. Crooke, who is Vice Chairman of Constellation Energy Group, an affiliate of Constellation Enterprises, disclaims beneficial ownership of the securities owned by Constellation Energy Group and its affiliates, except to the extent of his pecuniary interest in those securities.

     (l) 85 Broad Street, New York, New York 10004. Mr. Friedman, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by affiliates of Goldman, Sachs & Co., except to the extent of his pecuniary interest in those securities.

     (m) 333 South Grand Avenue, Suite 3000, Los Angeles, California 90071. Mr. Kajita, who is Executive Vice President and Treasurer of Diamond Generating Corporation, a wholly owned subsidiary of Mitsubishi Corporation, disclaims beneficial ownership of the securities owned by Mitsubishi and its affiliates, except to the extent of his pecuniary interest in those securities.

     (n) 85 Broad Street, New York, New York 10004. Mr. Londal, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by affiliates of Goldman, Sachs & Co., except to the extent of his pecuniary interest in those securities.

     (o) 85 Broad Street, New York, New York 10004. Mr. O'Toole, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by affiliates of Goldman, Sachs & Co., except to the extent of his pecuniary interest in those securities.

     (p) Represents stock options that are exercisable within 60 days of the date of this proxy statement.

     (q) Represents stock options that are exercisable within 60 days of the date of this proxy statement.

     (r) Includes 9,321,314 shares subject to warrants and stock options that are exercisable within 60 days of the date of this proxy statement.

       MARKET PRICE OF ORION POWER COMMON STOCK AND DIVIDEND INFORMATION

     Orion Power common stock is traded on the NYSE. Orion Power's initial public offering took place in November 2000. The table below sets forth by quarter, since the fourth quarter of 2000, the high and low sale prices of Orion Power common stock on the NYSE Composite Transactions Tape, as reported in The Wall Street Journal.


                                                            MARKET PRICES
                                                      --------------------------
                                                        HIGH              LOW
                                                      --------          --------
2000
     From November 14, 2000 ..................        $ 24.75           $ 16.31

2001
     First Quarter............................        $ 32.75           $ 19.63
     Second Quarter ..........................        $ 34.00           $ 21.27
     Third Quarter............................        $ 26.10           $ 15.60
     Fourth Quarter (through _________ 2001)..       [_______]         [_______]

     On September 26, 2001, the last full trading day prior to the public announcement of the merger agreement, the high and low sale prices of Orion Power common stock as reported on the NYSE Composite Transactions Tape were $19.24 and $18.05, respectively. On ________, 2001, the last full trading day prior to the date of this proxy statement, the closing price of Orion Power common stock as reported on the NYSE Composite Transactions Tape was $_________.

     You are encouraged to obtain current market quotations for Orion Power common stock.

     We paid no cash dividends in 2000 or to date in 2001.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement includes and incorporates by reference "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) with respect to our financial position, business strategy, projected costs, projected savings, and plans and objectives of management. These statements are identified by the use of forward-looking words or phrases such as "anticipates," "intends," "expects," "plans," "believes," "estimates," or words or phrases of similar import. These statements are contained in the sections entitled "Summary Term Sheet for the Merger" and "The Merger," including the section entitled "The Merger--Projections," and other sections of this proxy statement. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties, and the statements looking forward beyond 2001 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those anticipated by the forward-looking statements.

     Factors that could cause actual results to differ materially include, but are not limited to, the following:

     (1) political, legal and economic conditions and developments in the United States;

     (2) state, federal and other legislative and regulatory initiatives affecting the electric utility industry, including rate regulation, deregulation and restructuring initiatives;

     (3) changes in the environmental and other laws and regulations to which we are subject, or the application thereof;

     (4) the extent and timing of the entry of additional competition in our markets;

     (5)  the performance of projects undertaken;

     (6) our ability to execute our strategy of acquiring or developing additional power generating facilities;

     (7) our ability to obtain the significant future financing our growth strategy will likely require, whether through equity issuances or borrowings;

     (8)  fluctuations in the prices for electric products and services; and

     (9) financial market conditions, changes in commodity prices and interest rates, and weather or other natural phenomena.

     In addition to factors previously disclosed by us and factors identified elsewhere herein, certain other factors could cause actual results to differ materially from these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by reference to these factors.

     Our forward-looking statements represent our judgment only on the dates those statements are made. By making any forward-looking statements, we assume no duty to update them to reflect new, changed, or unanticipated events or circumstances.

                          FUTURE STOCKHOLDER PROPOSALS

     We intend to hold an annual meeting in 2002 only if the merger is not completed. Any Orion Power stockholder intending to submit a proposal for inclusion in the proxy statement and form of proxy for our 2002 annual meeting of stockholders, in the event that it is held, must submit the proposal to our principal executive office sufficiently far in advance so that it is received by us not later than December 31, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Orion Power and Reliant Resources is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Each company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional office at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

     You may also read reports, proxy statements and other information relating to Orion Power and Reliant Resources at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                      APPENDIX A


                                                            EXECUTION COPY
                                                            --------------




                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                               September 26, 2001

                                     by and

                                      among

                             RELIANT RESOURCES, INC.

                RELIANT ENERGY POWER GENERATION MERGER SUB, INC.

                                       and

                           ORION POWER HOLDINGS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I

                                     GENERAL

Section 1.01. Defined Term Index.............................................1


                                   ARTICLE II

                                   THE MERGER

Section 2.01. The Merger.....................................................3
Section 2.02. Closing........................................................4
Section 2.03. Effective Time.................................................4
Section 2.04. Effects of the Merger..........................................4
Section 2.05. Certificate of Incorporation and By-laws.......................4
Section 2.06. Directors......................................................4
Section 2.07. Officers.......................................................4
Section 2.08. Effect on Capital Stock........................................5
Section 2.09. Surrender and Payment..........................................6
Section 2.10. Options........................................................7
Section 2.11. Warrants.......................................................8


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

Section 3.01. Organization and Qualification.................................8
Section 3.02. Authority; Non-Contravention; Approvals........................8
Section 3.03. Interim Operations of Merger Sub...............................9
Section 3.04. Capital Resources.............................................10
Section 3.05. Proxy Statement...............................................10
Section 3.06. Ownership of Capital Stock....................................10


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01. Organization and Qualification................................10
Section 4.02. Capitalization................................................11
Section 4.03. Subsidiaries..................................................12
Section 4.04. Authority; Non-Contravention; Approvals.......................13

Section 4.05. Reports and Financial Statements..............................14
Section 4.06. Absence of Undisclosed Liabilities; Material Adverse Effect...15
Section 4.07. Litigation....................................................15
Section 4.08. Proxy Statement...............................................16
Section 4.09. No Violation of Law...........................................16
Section 4.10. Compliance with Agreements....................................16
Section 4.11. Taxes.........................................................16
Section 4.12. Employee Benefit Plans; ERISA.................................17
Section 4.13. Labor Controversies...........................................19
Section 4.14. Environmental Matters.........................................19
Section 4.15. Intellectual Property.........................................20
Section 4.16. Opinion of Financial Advisor..................................20
Section 4.17. Brokers and Finders...........................................20
Section 4.18. Insurance.....................................................20
Section 4.19. PUHCA; Regulation as Utility..................................21
Section 4.20. Exempt Wholesale Generator Status; No QF......................21
Section 4.21. Allowances....................................................21
Section 4.22. Non-Competes..................................................21


                                    ARTICLE V

                                    COVENANTS

Section 5.01. Conduct of Business Pending the Merger........................21
Section 5.02. Certain Restrictions..........................................25
Section 5.03. No Solicitation...............................................25
Section 5.04. Access to Information; Confidentiality........................26
Section 5.05. Merger Sub....................................................27
Section 5.06. Employee Benefits.............................................27
Section 5.07. Meeting of Stockholders and Proxy Statement...................29
Section 5.08. Section 16 Matters............................................30
Section 5.09. Public Announcements..........................................30
Section 5.10. Expenses and Fees.............................................30
Section 5.11. Agreement to Cooperate........................................31
Section 5.12. Directors' and Officers' Indemnification......................32
Section 5.13. Supplemental Indenture........................................34
Section 5.14. Further Assurances............................................34
Section 5.15. Control of Other Party's Business.............................34


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

Section 6.01. Conditions to the Obligations of Each Party...................34
Section 6.02. Conditions to the Obligations of Parent and Merger Sub........35
Section 6.03. Conditions to the Obligations of the Company..................35

                                   ARTICLE VII

                                   TERMINATION

Section 7.01. Termination...................................................36


                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01. Effect of Termination.........................................37
Section 8.02. Non-Survival of Representations and Warranties................38
Section 8.03. Notices.......................................................38
Section 8.04. Interpretation................................................39
Section 8.05. Miscellaneous.................................................39
Section 8.06. Counterparts..................................................40
Section 8.07. Amendments; Extensions........................................40
Section 8.08. Entire Agreement..............................................40
Section 8.09. Severability..................................................41
Section 8.10. Specific Performance..........................................41
Section 8.11. No Admission..................................................41

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

            AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2001 (this "AGREEMENT"), by and among Reliant Resources, Inc., a Delaware corporation ("PARENT"), Reliant Energy Power Generation Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Orion Power Holdings, Inc. a Delaware corporation (the "COMPANY").

            WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable, and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the "MERGER") whereby each issued and outstanding share of common stock, par value $0.01, of the Company, together with the associated Company Rights (the "COMPANY COMMON STOCK"), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Appraisal Shares, shall be converted into the right to receive an amount per share in cash as set forth in this Agreement;

            WHEREAS, concurrently with the execution and delivery hereof, the persons and entities listed on Schedule A hereto, which in the aggregate own a total of 62,562,903 shares of Company Common Stock, are each entering into a Stockholder Agreement (the "STOCKHOLDER AGREEMENTS") with Parent providing for, among other things, the voting of such shares in connection with the transactions contemplated hereby; and

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                     GENERAL

Section 1.01.       DEFINED TERM INDEX.
                    ------------------


TERM                                                   REFERENCE
----                                                   ---------
Acquisition Proposal................................   Section 5.03(b)
Acquisition Tender...................................  Section 5.10(b)
Acquisition Transaction.............................   Section 5.03(a)
Action..............................................   Section 5.12(b)
Agreement...........................................   Preamble
Appraisal Shares....................................   Section 2.08(d)
Bonus Plan..........................................   Section 5.06(f)

TERM                                                   REFERENCE
----                                                   ---------
Certificate.........................................   Section 2.08(c)
Certificate of Merger...............................   Section 2.03
Change of Law.......................................   Section 8.04
Closing.............................................   Section 2.02
Closing Date........................................   Section 2.02
Code................................................   Section 2.09(f)
Company.............................................   Preamble
Company 10-Q........................................   Section 4.05
Company 401(k) Plan.................................   Section 5.06(e)
Company Budgets.....................................   Section 5.01
Company Common Stock................................   Recitals
Company Disclosure Schedule.........................   Article IV
Company Employees...................................   Section 5.06(a)
Company Financial Advisor...........................   Section 4.16
Company Meeting.....................................   Section 3.05
Company Option......................................   Section 2.10
Company Option Plan.................................   Section 4.02(c)
Company Permits.....................................   Section 4.09
Company Plans.......................................   Section 4.12(a)
Company Preferred Shares............................   Section 4.02(a)
Company Required Statutory Approvals................   Section 4.04(c)
Company Rights......................................   Section 4.02(b)
Company Rights Agreement............................   Section 4.02(b)
Company SEC Reports.................................   Section 4.05
Company Stockholder Approval........................   Section 4.04(a)
Confidentiality Agreement...........................   Section 5.04
Contract............................................   Section 3.02(b)
Convertible Notes...................................   Section 4.02(a)
Convertible Notes Indenture.........................   Section 5.13
DGCL................................................   Section 2.01
Effective Time......................................   Section 2.03
Environmental Law...................................   Section 4.14(b)
ERISA...............................................   Section 4.12(a)
ERISA Affiliate Plan................................   Section 4.12(d)
Exchange Act........................................   Section 3.02(c)
Existing Credit Facilities..........................   Section 5.01(d)
FERC................................................   Section 3.02(c)
Fraction............................................   Section 5.06(f)
GAAP................................................   Section 4.05
Governmental Authority..............................   Section 3.02(b)
Hazardous Substance.................................   Section 4.14(c)
HSR Act.............................................   Section 3.02(c)
Indemnified Parties.................................   Section 5.12(b)
Indemnified Party...................................   Section 5.12(b)
Intellectual Property...............................   Section 4.15

TERM                                                   REFERENCE
----                                                   ---------
IRS.................................................   Section 4.11
Material Adverse Effect.............................   Section 4.01
May 31 Debt Prospectus..............................   Section 4.03(a)
Merger..............................................   Recitals
Merger Consideration................................   Section 2.08(c)
Merger Sub..........................................   Preamble
Multiemployer Plan..................................   Section 4.12(f)
New Plans...........................................   Section 5.06(b)
NYPSC...............................................   Section 3.02(c)
Old Plans...........................................   Section 5.06(b)
Parent..............................................   Preamble
Parent Disclosure Schedule..........................   Article III
Parent Required Statutory Approvals.................   Section 3.02(c)
Paying Agent........................................   Section 2.09(a)
PBGC................................................   Section 4.12(d)
Potential Acquiror..................................   Section 5.03(b)
Proxy Statement.....................................   Section 3.05
Requirement of Law..................................   Section 8.04
Retention Bonus.....................................   Section 5.06(g)
Retention Pool......................................   Section 5.06(g)
SEC.................................................   Section 4.01
Section 262.........................................   Section 2.08(d)
Significant Subsidiary..............................   Section 4.03
Stockholder Agreements..............................   Recitals
Superior Proposal...................................   Section 5.03(b)
Surviving Corporation...............................   Section 2.01
Tax Returns.........................................   Section 4.11
Taxes...............................................   Section 4.11
Termination Date....................................   Section 7.01(b)
Warrants............................................   Section 2.11



                                   ARTICLE II

                                   THE MERGER

            Section 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

            Section 2.02. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., New York time, on the third business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those conditions to be satisfied or waived at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that the Closing shall be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents Parent (together with its subsidiaries) from borrowing funds which (when added to the funds otherwise available to it) would be sufficient to pay the cash consideration hereunder at the time the Closing would otherwise occur. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

            Section 2.03. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or, if permissible, prior to the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree in writing and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME".

            Section 2.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

            Section 2.05. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) At the Effective Time, subject to the requirements of the provisions of Section 5.12, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

            (b) At the Effective Time, subject to the requirements of the provisions of Section 5.12, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            Section 2.06. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            Section 2.07. OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            Section 2.08. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

            (a) CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time (i) shall automatically be cancelled and retired, (ii) shall cease to exist and (iii) no consideration shall be delivered in exchange therefor.

            (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(b) and the Appraisal Shares) shall be converted into the right to receive in cash, without interest, an amount equal to $26.80 (the "MERGER CONSIDERATION"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

            (d) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") (the "APPRAISAL SHARES") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.08(c), but instead such holder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and except as otherwise provided by applicable law, each holder of Appraisal Shares shall cease to have any rights with respect thereto other than such rights as are granted by
     Section 262. Notwithstanding the foregoing, if any such holder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
     Section 262, then the rights of such holder under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.08(c). The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

            Section 2.09. SURRENDER AND PAYMENT. (a) Prior to the Effective Time, for the benefit of holders of Company Common Stock, Company Options and Warrants, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company), a bank or trust company acceptable to the Company in its reasonable discretion to act as agent for the payment of the Merger Consideration upon surrender of Certificates and for the payment of cash in respect of Company Options and Warrants in accordance with this Article II (the "PAYING AGENT"), from time to time after the Effective Time. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent (i) cash in amounts sufficient for the payment of the Merger Consideration pursuant to
Section 2.08(c) upon surrender of Certificates, and (ii) cash payable pursuant to Sections 2.10 and 2.11 in respect of Company Options and Warrants.

            (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time but in no event later than the first business day following the Closing Date, the Paying Agent shall mail to each holder of record of a Certificate (and appropriate documentation for holders of Company Options and Warrants) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger
Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.08(c), and the Certificate so surrendered shall forthwith be cancelled. Parent's agreement with the Paying Agent shall provide that, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, any holders of more than five thousand shares of Company Common Stock (including shares issuable upon the exercise of Warrants and Company Options) shall be entitled to receive payment of the Merger Consideration in respect of the shares of Company Common Stock and an amount of cash determined pursuant to Sections
2.10 and 2.11 with respect to any Warrants and Company Options, respectively, held by them by wire transfer of immediately available funds as promptly as practicable after the Effective Time, but in no event later than the first business day following the Closing Date, to the account(s) designated by such stockholder. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. Upon the delivery to the Paying Agent of the appropriate documentation in respect of Company Options and Warrants, the holder of such Company Option or Warrant will be entitled to receive an amount of cash determined pursuant to Sections
2.10 and 2.11.

            (c) STOCK TRANSFER BOOKS. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

            (d) NO LIABILITY. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

            (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

            (f) WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Warrants such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

            Section 2.10. OPTIONS. At the Effective Time, each then outstanding and unexercised option or right to purchase shares of Company Common Stock granted under the Company Option Plan or otherwise granted by the Company (each, a "COMPANY OPTION"), whether or not then exercisable or vested, shall be converted into an obligation of the Company to pay, and a right of the holder thereof to receive thereupon in full satisfaction of such Company Option, cash in an amount in respect thereof equal to the product of (a) the excess, if any, of the

Merger Consideration over the exercise price thereof and (b) the number of shares of Company Common Stock subject to such Company Option.

            Section 2.11. WARRANTS. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (the "WARRANTS") shall be converted into an obligation of Parent to pay, and a right of the holder thereof to receive thereupon in full satisfaction of such Warrant, cash in an amount in respect thereof equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price of such Warrant and (b) the number of shares of Company Common Stock subject to such Warrant.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

            Parent and Merger Sub jointly and severally represent and warrant to the Company that except as set forth in the forms, reports, schedules, registration statements and definitive proxy statements that Parent has filed with the SEC prior to the date hereof or in the disclosure schedule dated as of the date hereof delivered by Parent and Merger Sub to the Company (the "PARENT DISCLOSURE SCHEDULE"), each of which exceptions applies to the section of this Agreement corresponding to the number and subsection of the schedule on which it appears and to those other sections of this Agreement where the applicability of such exception is reasonably apparent:

            Section 3.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Merger Sub is a wholly owned subsidiary of Parent. Attached as Exhibit A hereto is a true and complete copy of each of the provisions of Merger Sub's Certificate of Incorporation and By-laws (and any other constitutive documents) with respect to indemnification and exculpation in the forms that will be effective as of the Effective Time.

            Section 3.02. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of each of Parent and Merger Sub, and by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

            (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational documents of Parent, Merger Sub or any subsidiary of Parent, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any federal, state, local or other governmental authority or regulatory agency, commission, department or other governmental subdivision, court, tribunal or body, taxing authority or quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each, a "GOVERNMENTAL Authority") applicable to Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets, subject in the case of consummation, to obtaining the Parent Required Statutory Approvals, or (iii) any loan or credit agreement, interest rate swap, cap or collar agreement or other agreement designed to protect against fluctuations in interest rates, pledge agreement, security agreement, deed of trust, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, obligation, undertaking, concession, franchise or license (each, including all amendments thereto, a "CONTRACT") to which Parent, Merger Sub or any subsidiary of Parent is a party or by which Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole, or prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby.

            (c) Except for (i) the filings by Parent and Merger Sub required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) any filings with or approvals from (x) the Federal Energy Regulatory Commission ("FERC"), (y) the New York State Public Service Commission ("NYPSC") and (z) such other Governmental Authorities, if any, listed on Schedule 3.02 (c) of the Parent Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, individually and in the aggregate, would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger.

            Section 3.03. INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

            Section 3.04. CAPITAL RESOURCES. Parent has, or will have prior to the Closing, sufficient cash resources to pay the aggregate Merger Consideration and to pay all amounts in respect of the Company Options and Warrants and all associated costs and expenses.

            Section 3.05. PROXY STATEMENT. The information supplied by Parent for inclusion in any proxy statement to be sent to stockholders of the Company in connection with a meeting of the Company's stockholders to consider and vote upon adoption of this Agreement (the "COMPANY MEETING") (such proxy statement, as amended or supplemented, the "PROXY STATEMENT"), on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement or any amendment or supplement thereto.

            Section 3.06. OWNERSHIP OF CAPITAL STOCK. As of the date hereof, neither Parent, Merger Sub nor any of their respective "affiliates" or "associates" (as those terms are defined under Rule 12b-2 under the Exchange
Act) beneficially owns any shares of Company Common Stock or any other security of the Company.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Reports filed prior to the date hereof or in the disclosure schedule dated as of the date hereof , delivered by the Company to Parent and Merger Sub (the "COMPANY DISCLOSURE SCHEDULE"), each of which exceptions applies to the section of this Agreement corresponding to the number and subsection of the schedule on which it appears and to those other sections of this Agreement where the applicability of such exception is reasonably apparent:

            Section 4.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a Material Adverse Effect. True, accurate and complete copies of the Company's Certificate of

Incorporation and By-laws, in each case as amended and in effect on the date hereof, including all amendments thereto, have heretofore been filed with the Securities and Exchange Commission (the "SEC") or delivered to Parent.

            For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean any change or event or effect that, individually or together with other changes, events or effects, is materially adverse to the business, assets or financial condition of the Company and its subsidiaries, taken as a whole, except for any such change, event or effect resulting from or arising out of (i) changes or developments in international, national, regional, state or local wholesale or retail markets for electric power or fuel or related products including those due to actions by competitors, (ii) changes or developments in national, regional, state or local electric transmission or distribution systems except to the extent caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement which materially impair the Company's ability to conduct its operations except on a temporary basis, (iii) changes or developments in financial or securities markets or the economy in general except to the extent caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement,
(iv) effects of weather or meteorological events, except to the extent causing damage to the physical facilities of the Company and its subsidiaries, or (v) any Change of Law.

            Section 4.02. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 (the "COMPANY PREFERRED SHARES"). As of June 30, 2001, (i) 103,497,186 shares of Company Common Stock, including in each case the associated Company Rights, and no Company Preferred Shares, were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) 5,604,443 and 7,106,300 shares of Company Common Stock were subject to or reserved for issuance upon exercise of Company Options and Warrants issued and outstanding, respectively and (iv) 5,850,100 shares of Company Common Stock were subject to or reserved for issuance upon conversion of the outstanding 4.50% Convertible Senior Notes due June 1, 2008 (the "CONVERTIBLE NOTES"). Since June 30, 2001 through the date hereof, (i) no shares of capital stock of the Company have been issued, except in connection with the exercise of Company Options or Warrants issued and outstanding on June 30, 2001 or in connection with the conversion of the Convertible Notes and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made except Company Rights in accordance with the terms of the Company Rights Agreement.

            (b) Except for (i) the Preferred Share Purchase Rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement, as amended (the "COMPANY RIGHTS AGREEMENT"), dated as of November 1, 2000, by and between the Company and LaSalle Bank National Association, (ii) Company Options issued and outstanding,
(iii) Convertible Notes and (iv) the Warrants, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the

Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any subsidiary of the Company except in connection with the exercise of Company Options issued and outstanding or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person other than a subsidiary. There are no outstanding stock appreciation rights or similar rights of the Company or any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock. The Board of Directors of the Company has taken all action to amend the Company Rights Agreement to provide that, for so long as this Agreement is in full force and effect, (i) none of Parent and its subsidiaries (including Merger Sub) shall become an "acquiring person" and no "stock acquisition date" shall occur as a result of the execution, delivery and performance of this Agreement and the Stockholder Agreements in accordance with their terms and the consummation of the Merger as provided herein, (ii) no "distribution date" shall occur as a result of the announcement of or the execution of this Agreement or the Stockholder Agreements or the consummation of the Merger and (iii) each of Parent and Merger Sub will not be an "acquiring person" as a result of the transactions contemplated hereby and by the Stockholder Agreements. As used in this Section 4.02(b), the terms "acquiring person," "distribution date" and "stock acquisition date" shall have the meanings ascribed to such terms in the Company Rights Agreement.

            (c) The Company has filed with the SEC or previously made available to Parent complete and correct copies of the 1998 Stock Incentive Plan including all amendments thereto (the "COMPANY OPTION PLAN"). The Company has included in
Schedule 4.02(c) of the Company Disclosure Schedule a complete and correct list setting forth as of September 24, 2001, the number of Company Options and Warrants outstanding, the weighted average exercise price for all such outstanding Company Options and Warrants and the aggregate number of Company Options and Warrants outstanding at each exercise price.

            Section 4.03. SUBSIDIARIES. Each direct and indirect significant subsidiary of the Company (each a "SIGNIFICANT SUBSIDIARY", defined as such term is defined in Rule 1-02 of Regulation S-X of the Exchange Act) is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each Significant Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Significant Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for (a) the security interests granted pursuant to the Orion Power New York, L.P. Credit Facility, the Orion Power MidWest, L.P. Credit Facility and the Liberty Electric Power, LLC Credit Facility, as set forth in the Company's prospectus dated May 31, 2001 as filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company's 4.50% Convertible Senior Notes due June 1, 2008 (the "MAY 31 DEBT PROSPECTUS") and (b) such liens, encumbrances, equities or claims that would not have a Material Adverse Effect. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Significant Subsidiaries is a party relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Significant Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its Significant Subsidiaries.

            Section 4.04. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the approval of the stockholders of the Company as required by the DGCL (the "COMPANY STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of any benefit under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon or right of first refusal or first offer with respect to any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational documents of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Statutory Approvals and the Company Stockholder Approval, or (iii) any Contract, Company Permit, Company Plan, Multiemployer Plan or Intellectual Property to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Material Adverse Effect.

Schedule 4.04(b) of the Company Disclosure Schedule sets forth a correct and complete list of all material contracts within the meaning of Item 601 of Regulation S-K, of the Company and its subsidiaries pursuant to which consents or waivers are required as a result of consummation of the Merger.

            (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) any filings with or approvals from (x) the FERC, (y) the NYPSC and (z) the other Governmental Authorities listed on Schedule 4.04(c) of the Company Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the "COMPANY REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

            (d) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions that are still in full force and effect as of the date hereof, (i) approving and declaring advisable the Merger and this Agreement, (ii) declaring that the Merger and this Agreement are in the best interests of the Company's stockholders, (iii) recommending that the Company's stockholders approve and adopt this Agreement, and (iv) exempting this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the DGCL. The resolutions referred to in the preceding sentence were approved unanimously by all directors.

            (e) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

            Section 4.05. REPORTS AND FINANCIAL STATEMENTS. Since November 13, 2000, the Company has filed with the SEC all forms, reports, schedules, registration statements, prospectuses and definitive proxy statements (the "COMPANY SEC REPORTS") required to be filed by it under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements thereto filed prior to the date hereof), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q (the "COMPANY 10-Q") for the period ended June 30, 2001 have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to the quarterly report on Form 10-Q) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods reported (subject, in the case of the unaudited financial statements, to normal year-end adjustments). Except as disclosed in the Company SEC Reports, there are no agreements, arrangements or understandings, or relationships or items of indebtedness, involving the Company or any of its Significant Subsidiaries of the type which would be required to be disclosed pursuant to Item 404(a), (b) or (c) of Regulation S-K under the Exchange Act.

            Section 4.06. ABSENCE OF UNDISCLOSED LIABILITIES; MATERIAL ADVERSE EFFECT. (a) Except as disclosed in the unaudited financial statements included in the Company 10-Q, neither the Company nor any of its subsidiaries has as of the date hereof any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the financial statements in the Company 10-Q or reflected in the notes thereto or (ii) which were incurred in the ordinary course of business after June 30, 2001 and (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have a Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof.

            (b) Since June 30, 2001, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there has not occurred (i) any circumstance, development or event or series of such occurrences that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any loss or interference with the business of the Company and its subsidiaries from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or action, order or decree of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect;
(iii) through the date hereof, any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (iv) through the date hereof, any split in the Company's capital stock, combination, subdivision or reclassification of any of the Company's capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as expressly contemplated by this Agreement; (v) through the date hereof, any amendment of any term of any outstanding security of the Company; or (vi) through the date hereof, any change by the Company or its subsidiaries in financial accounting principles, practices or methods, except as required by GAAP or by a Change of Law.

            Section 4.07. LITIGATION. There are no claims, suits, actions, proceedings, hearings, inquiries, arbitrations, mediations or similar events or matters pending, or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, or to the Company's knowledge, investigations pending, before any court, Governmental Authority or any arbitrator, that in any such case would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority or any arbitrator which prohibits the consummation of the Merger or would reasonably be expected to have a Material Adverse Effect.

            Section 4.08. PROXY STATEMENT. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading in any material respect. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in the Proxy Statement.

            Section 4.09. NO VIOLATION OF LAW. Neither the Company nor any of its subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no investigation or review relating individually to the Company or any of its subsidiaries by any Governmental Authority is pending or threatened, other than, in each case, those which would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "COMPANY PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for violations which would not reasonably be expected to have a Material Adverse Effect.

            Section 4.10. COMPLIANCE WITH AGREEMENTS. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective articles or certificates of incorporation, by-laws or similar organizational instruments of the Company or any of its Significant Subsidiaries or (b) any Contract to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than as would not reasonably be expected to have a Material Adverse Effect.

            Section 4.11. TAXES. The Company and its subsidiaries have (i) duly filed with the appropriate Governmental Authorities all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax ("TAX RETURNS") required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added (collectively, "TAXES") shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Tax or the failure of such Tax Returns to be true, correct or complete, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith or reserved against in accordance with GAAP or liens that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are not pending or threatened in writing any audit, examination, investigation or other proceeding in respect of Taxes or Tax matters that would reasonably be expected to have a Material Adverse Effect, and there are no unresolved issues of law or fact specifically set forth in writing in a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries, in each case, which would reasonably be expected to have a Material Adverse Effect, except as reserved against in accordance with GAAP. All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has (i) been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company) or (ii) any liability for the Taxes of any person (other than any of the Company and its subsidiaries under Treasury Regulations Section 1,1502-6 (or similar provision of state, local or foreign law)) as a transferee or successor, by contract or otherwise.

            Section 4.12. EMPLOYEE BENEFIT PLANS; ERISA. (a) Schedule 4.12(a) of the Company Disclosure Schedule includes a complete list of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option (including the Company Option Plan), severance, employment, consulting, change of control or fringe benefit agreement, plan, program or policy (collectively, the "COMPANY PLANS"). The Company has no commitment or obligation to establish or adopt any new or additional material Company Plans or to materially increase the benefits under any existing Company Plan.

            (b) With respect to each Company Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

            (c) Except as would not reasonably be expected to have a Material Adverse Effect, the IRS has issued a favorable determination or opinion letter with respect to each Company Plan that is intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and its related trust that has not been revoked, and, to the knowledge of the Company, there are no circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter, which cannot be cured without a Material Adverse Effect.

            (d) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans and each Company Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and any its subsidiaries nor, to the knowledge of the Company, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Plans or their related trusts, the Company or any of its subsidiaries, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) no reportable event, within the meaning of Section 4043(c) of ERISA, has occurred with respect to any Company Plan or any plan sponsored by a trade or business, whether or not incorporated, under common control or treated as a single employer with the Company under Sections 414(b), (c) or (m) of the Code (an "ERISA AFFILIATE PLAN") for which the notice requirement has not been waived; (iv) all contributions required to be made under the terms of any Company Plan have been timely made; (v) no Company Plan or ERISA Affiliate Plan has an "accumulated fending deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (vi) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or with respect to an ERISA Affiliate Plan; and (viii) there are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to any Company Plan participant, to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any Company Plan.

            (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its subsidiaries.

            (f) No Company Plan or ERISA Affiliate Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") and none of the

Company nor any of its subsidiaries has at any time since March 5, 1998 contributed to or been obligated to contribute to any Multiemployer Plan.

            Section 4.13. LABOR CONTROVERSIES. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions and any bargaining unit) of any of their employees that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such organizational efforts which would not reasonably be expected to have a Material Adverse Effect.

            Section 4.14. ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) none of the properties owned by the Company or any of its subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since June 30, 2001, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Authority indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

            (b) As used herein, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case and as in effect at the date hereof.

            (c) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental

Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

            Section 4.15. INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries own, or are licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, "INTELLECTUAL PROPERTY") used in or necessary for the conduct of the Company's business as it is currently conducted, (ii) to the knowledge of the Company, the use of Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance with the applicable license pursuant to which the Company or its subsidiaries acquired the right to use such Intellectual Property, (iii) to the knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company or its subsidiaries in the Intellectual Property, (iv) neither the Company nor any of its subsidiaries has received, granted, or is obligated to grant, any license, sub-license, or assignment of any Intellectual Property, (v) neither the Company nor any of its subsidiaries has received any notice of any third party Intellectual Property or pending claim, order or proceeding with respect to any material Intellectual Property used in or necessary for the conduct of the Company's business as it is currently conducted, and (vi) to the knowledge of the Company, no Intellectual Property is being used or enforced by the Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in or necessary for the conduct of the Company's business as it is currently conducted.

            Section 4.16. OPINION OF FINANCIAL ADVISOR. The Company's financial advisor, Goldman, Sachs & Co. (the "COMPANY FINANCIAL ADVISOR"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Company's stockholders is fair to such holders from a financial point of view.

            Section 4.17. BROKERS AND FINDERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor.

            Section 4.18. INSURANCE. The Company and its subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses which insures against such losses and risks as are adequate in accordance with its reasonable business judgment to protect the Company, its subsidiaries and their respective businesses. Except as would not have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance.

            Section 4.19. PUHCA; REGULATION AS UTILITY. Neither the Company nor any of its subsidiaries is (a) subject to regulation as a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a subsidiary or holding company or a "public utility company" under the Public Utility Holding Company Act of 1935, (b) subject to regulation under the Federal Power Act, as amended, other than due to its subsidiaries' status as power marketers and owners of certain electric transmission facilities subject to the Federal Power Act, and its subsidiaries have all exemptions and waivers from regulation as typically granted by FERC to power marketers or entities with market based authority affiliated with utilities, or (c) subject to any state law or regulation with respect to the rates or financial or organizational regulation of electric utilities, other than due to its subsidiaries' status as "electric corporations" under New York law subject to lightened regulation, except as otherwise disclosed in the May 31 Debt Prospectus.

            Section 4.20. EXEMPT WHOLESALE GENERATOR STATUS; NO QF. Each of the power generation projects in which the Company or its subsidiaries has an interest that is subject to the requirements under the Federal Power Act discussed in Section 4.19 above meets the requirements for, and has obtained from FERC, Exempt Wholesale Generator Status, under Section 32 of the Public Utility Holding Company Act of 1935, as amended, and FERC's applicable regulations relating thereto. None of the power generation projects in which the Company or its subsidiaries has an interest is a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, as amended, and FERC's regulations promulgated thereunder.

            Section 4.21. ALLOWANCES. Except as would not reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 4.21 of the Company Disclosure Schedule, the Company and its subsidiaries own the quantity of SO2 and NOx allowances reflected in the Company's Environmental Protection Agency tracking accounts as of August 31, 2001.

            Section 4.22. NON-COMPETES. Neither the Company nor any of its subsidiaries is party to or bound by any material non-compete agreement.

                                    ARTICLE V

                                    COVENANTS

            Section 5.01. CONDUCT OF BUSINESS PENDING THE MERGER. Except as otherwise contemplated by this Agreement, required by law, disclosed in Schedule
5.01 of the Company Disclosure Schedule, or, subject to such Schedule 5.01, provided for in the Company's Annual Budgets, including the draft budget for the calendar year 2002 (as the same may be required to be revised by the Company's lenders) and Capital Plan, as attached to the Company Disclosure Schedule and identified as the Company Budgets and Capital Plan (collectively, the "COMPANY BUDGETS") or except, in the case of clause (a) and clause (i) below only, in connection with necessary repairs due to breakdown or casualty, or other necessary actions taken in response to a business emergency or other unforeseen operational matters, after the date hereof and prior to the Effective Time, without Parent's consent (which shall not be unreasonably withheld or delayed), the Company shall, and shall cause its subsidiaries to:

            (a) conduct their respective businesses in the ordinary course of business consistent with good operating practice in the electric generating industry taking into account the age, type and location of the assets of the Company and its subsidiaries;

            (b) not (i) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or any of its subsidiaries by a direct or indirect subsidiary of the Company;

            (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock, except that (i) the Company may issue shares of capital stock of the Company (A) upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) of this clause (c), (B) upon conversion of the Convertible Notes or in accordance with the Company Rights Agreement as in effect on the date hereof and (C) upon exercise of Warrants outstanding on the date hereof, (ii) the Company may grant Company Options pursuant to existing contractual obligations as set forth in Schedule 5.01 of the Company Disclosure Schedule, and (iii) issuances, sales or dispositions of capital stock among the Company and its subsidiaries shall be permitted;

            (d) except for transactions among the Company and its subsidiaries or as otherwise provided in Schedule 5.01 of the Company Disclosure Schedule, not (i) incur or become contingently liable with respect to any indebtedness for borrowed money or enter into any "keepwell" or other agreement to maintain the financial condition of another person or enter into arrangements having the effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) in excess of $25 million other than (A) borrowings in the ordinary course of business under existing credit facilities of the Company or any of its subsidiaries as such facilities may, if permitted by clause (ii) of this Section 5.01(d), be amended or replaced in a manner that does not have a Material Adverse Effect (the "EXISTING CREDIT FACILITIES") and (B) if permitted by clause (ii) of this Section 5.01(d), borrowings to refinance existing indebtedness, (ii) incur or become contingently liable with respect to any indebtedness (other than indebtedness to be incurred under Liberty Electric PA, LLC's Note Purchase Agreement with the "Institutional Lenders" dated as of July 31, 2001 as amended to the date of this Agreement, relating to the Liberty electric generating station) that bears interest at a fixed rate or that requires payment of a makewhole or other premium in the event of redemption or repayment before stated maturity or enter into any interest rate swap, cap, collar or similar agreements, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Options and Warrants pursuant to the terms of the Company Option Plan and the relevant written agreements evidencing the grant of Company

     Options and Warrants, (iv) make any acquisition for consideration valued at $25 million or more individually (for any single acquisition) or $50 million or more in the aggregate (for all acquisitions) of any operating assets, securities or businesses other than acquisitions by the Company or a subsidiary of the Company of any operating assets, securities or businesses of a subsidiary of the Company, (v) sell or dispose of assets or businesses having a value of $25 million or more individually or $50 million or more in the aggregate, or pledge or encumber any assets or businesses, other than (A) pledges or encumbrances required pursuant to Existing Credit Facilities or other permitted borrowings to the extent replacing Existing Credit Facilities in whole or in part and in such case only to the extent of the pledge or encumbrance required pursuant to Existing Credit Facilities, (B) sales or dispositions of businesses or assets by the Company or a subsidiary of the Company to a subsidiary of the Company or as may be required by applicable law, (C) if permitted by
     Section 5.01(j), sales of power and services and capacity and other current assets or dispositions of obsolete assets or equipment, in each case, in the ordinary course of business consistent with good operating practices in the electric generating industry taking into account the age, type and location of the assets of the Company and its subsidiaries, (D) if in connection with an actual or threatened eminent domain proceeding where fair value, in the Company's reasonable judgment, is paid for the asset or business, or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (e) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

            (f) except as otherwise provided in Schedule 5.01 of the Company Disclosure Schedule, not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or pay any benefit not required by any plan or arrangement in effect on the date hereof, except pursuant to (i) the requirements of applicable law, (ii) the ordinary course of business consistent with past practice, (iii) the Company Plans or collective bargaining agreements in effect on the date of this Agreement or (iv) employment agreements entered into with a person who is hired or promoted by the Company or one of its subsidiaries after the date hereof in the ordinary course of business based on job performance or workplace requirements and that are consistent with past practice and comparable in form and amount to individual compensation or benefit plans or agreements maintained by the Company and its subsidiaries on the date of this Agreement;

            (g) not increase the base salary or other monetary compensation of any officer or employee, except for increases in the ordinary course of business consistent with past practice or as permitted by Section 5.06(f) or except pursuant to previously existing contractual obligations;

            (h) not adopt, enter into, amend to materially increase benefits or obligations of or accelerate the payment or vesting of any benefit or amount payable under any

     Company Plan, except (i) in the ordinary course of business, (ii) as required pursuant to existing contractual obligations or this Agreement or
     (iii) as required by applicable law;

            (i) excluding expenditures made to support projects described in the Company Budgets to the extent permitted by Schedule 5.01 of the Company Disclosure Schedule, (i) except to the extent permitted by item (ii) of this Section 5.01(i), not make any expenditures (capital or otherwise) in respect of those projects and (ii) not make any capital expenditures (whether on those projects or otherwise) in excess of $1 million individually or $10 million in the aggregate, or, in either case, enter into any binding commitment or contract to make such expenditures;

            (j) not enter into, terminate, grant any material waiver or consent under or materially amend any material contract or commitment or series of related contracts or commitments, including any contract or commitment or series of related contracts or commitments (i) providing for sales of goods or services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to generate more than $25 million in revenues over its term, excluding forward sales in respect of the calendar year 2002 to the extent permitted under the Company's two principal subsidiaries' credit agreements in their current form or (ii) providing for purchases of goods or services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to involve payments of more than $25 million over its term;

            (k) maintain insurance coverages as contemplated by Section 4.18 and file and prosecute any claims thereunder relating to the business of the Company and its subsidiaries;

            (l) invest available cash balances, to the extent not otherwise required by the terms of the Existing Credit Facilities, in investments that would qualify as "Permitted Investments" under the terms of the Company's Credit Agreement, dated as of July 27, 2000, with Union Bank of California, N.A., CIBC World Markets Corp., The Bank of Novia Scotia and various other financial institutions;

            (m) not make any tax election or settle or compromise any tax liability or refund, except as would not reasonably be expected to have a Material Adverse Effect;

            (n) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10 million, net of any insurance benefit to Company, in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports or incurred in the ordinary course of business and consistent with past practices;

            (o) not settle or compromise any pending or threatened suit, action or claim relating to this Agreement and the transactions contemplated hereby; and

            (p) not commit or agree in writing or otherwise to do any act restricted by this Section 5.01.

            Section 5.02. CERTAIN RESTRICTIONS. Each of the Company and Parent agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries or affiliates, to make any acquisition, develop or construct any electric generation facility, enter into any term, tolling or power purchase agreement or otherwise obtain control over any electric generation facility, or take any action with any regulatory authority, or agree, in writing or otherwise, to do any of the foregoing, which could reasonably be expected to materially delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger.

            Section 5.03. NO SOLICITATION. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company and each of its subsidiaries shall not, and the Company shall direct and use its commercially reasonable efforts to cause its and its subsidiaries' officers, directors and employees and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to, directly or indirectly, initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer with respect to any merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase (pursuant to a new issuance, tender offer, takeover bid or otherwise) of, or offer to purchase, 20% or more of the voting securities of the Company, or any assets or businesses that generate 20% or more of the Company's consolidated annual net revenues or net income for the one-year period ended June 30, 2001 or constitute 20% or more of its stockholders' equity at that date, in a single transaction or a series of related transactions, or any combination of the foregoing (any such transaction being referred to herein as an "ACQUISITION TRANSACTION").

            (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "ACQUISITION PROPOSAL") from a corporation, partnership, person or other entity or group (a "POTENTIAL ACQUIROR") which the Company's Board of Directors determines, after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror; PROVIDED that no information shall be furnished to any Potential Acquiror unless such Potential Acquiror shall have entered into a confidentiality agreement with the Company, containing terms and conditions, with respect to confidentiality, of substantially the same effect as those of the Confidentiality Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means an Acquisition Proposal which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, is more favorable to the holders of the Company Common Stock than this Agreement and the Merger, taking into account, among other things, (i) the likelihood and timing of consummation, (ii) any amendments to or modifications of this Agreement that Parent has offered or proposed at the time of determination, and (iii) such other factors deemed relevant by the Company's Board of Directors.

            (c) The Company shall as soon as is reasonably practicable notify Parent orally and in writing after receipt of any Acquisition Proposal. Such notice to Parent shall indicate in reasonable detail the identity of the Potential Acquiror and the material terms and conditions of such Acquisition Proposal, to the extent known. The Company shall notify Parent as soon as is reasonably practicable of any material changes or modifications in the material terms of any such Acquisition Proposal and provide to Parent, as soon as reasonably practicable, copies of the form of merger agreement or acquisition agreement, as the case may be, in connection with any such Acquisition Proposal, which the Company has negotiated with a Potential Acquiror.

            (d) At any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company may withdraw or modify the recommendation by the Board of Directors of the Company of this Agreement, or the Merger, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its independent financial advisor) that its failure to do so would be inconsistent with its fiduciary obligations.

            (e) Nothing contained in this Section 5.03 or any other provision of this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), is required under applicable law.

            (f) The Company agrees that, to the extent it has not already done so, it will immediately cease and cause to be terminated any existing discussions or negotiations by it or its representatives with any person other than Parent conducted heretofore with respect to any Acquisition Proposal.


            Section 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Except for competitively sensitive information as to which access, use and treatment is subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Sub and their respective accountants, counsel, financial advisors, lenders, potential lenders and other representatives reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's operations and shall not be deemed to permit Parent or Merger Sub to conduct any on site environmental investigations or examinations. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement dated August 17, 2001 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), the terms of which shall continue in force until the Effective Time; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties if the Company has used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. Except to the extent prohibited by applicable law, the Company will consult with Parent from time to time prior to the Effective Time regarding engineering and technical aspects relating to the design and construction of its Astoria Repowering Project and other material construction and development projects.

            Section 5.05. MERGER SUB. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

            Section 5.06. EMPLOYEE BENEFITS. (a) Parent agrees that the Company will honor, and from and after the Effective Time, Parent and its affiliates shall honor, all Company Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms and will honor the benefits covenants with respect to the Company's acquisitions referenced in Schedule 5.06(a) of the Company Disclosure Schedule. For a period of not less than two years following the Effective Time, Parent shall provide, or shall cause to be provided, to the current and former employees of the Company and its subsidiaries (other than Company Employees subject to a collective bargaining agreement) (the "COMPANY EMPLOYEES") compensation and employee benefits that are substantially equivalent, when taken together, to those provided to the Company Employees in the aggregate immediately before the Effective Time. Subject to any existing employment agreements, nothing in this Section 5.06 affects, or is intended to affect, the at will employment status of the Company Employees at any time after the Effective Time.

            (b) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employees after the Effective Time (the "NEW PLANS"), each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plans. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

            (c) Parent hereby acknowledges that a "change of control" within the meaning of the Company Plans, as applicable, will occur on the Effective Time.

            (d) Parent hereby acknowledges that the executives listed on
Schedule 5.06(d) of the Company Disclosure Schedule shall have "Good Reason" under their employment agreements as of the Effective Time. Accordingly, from and after the Effective Time, such executives shall be eligible to terminate employment and receive the severance benefits which are to be paid for a "Good Reason" termination occurring on or immediately following the Effective Time.

            (e) For so long after the Effective Time as the Company or any of its subsidiaries maintains a 401(k) plan (all such plans, the "COMPANY 401(K) PLAN"), and Parent maintains a 401(k) plan with a loan feature for similarly situated employees, Parent shall cause the Company 401(k) Plan to retain the loan feature of such plan. Effective as of the Effective Time, the Company will fully vest the account balances of each participant in the Company 401(k) Plan who is a Company Employee.

            (f) If the Effective Time occurs in the 2001 calendar year, the Company shall pay each Company Employee employed as of the Effective Time and then participating in any Company Plan that is an annual bonus plan listed in
Schedule 5.06(f) of the Company Disclosure Schedule (a "BONUS PLAN") the greater of (i) such Company Employee's deemed bonus entitlement under such plans for the entire calendar year 2001, as if the Bonus Plan and the Company Employee's participation in such Bonus Plan had continued through the end of 2001, based on comparing the Company's annual performance goals for the year to the Company's projected performance for the entire 2001 calendar year, determined by utilizing actual performance for the period beginning on January 1, 2001 and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month in which the Effective Time occurs, if the Effective Time coincides with the end of the month) and assuming the Company's performance for the remainder of the year equals the Company's monthly performance goals for the balance of the year and (ii) such Company Employee's target bonus award under such plans, in each case multiplied by a fraction, the numerator of which shall equal the number of days in the calendar year in which the Effective Time occurs through the Effective Time and the denominator of which is 365 (the "FRACTION"). If the Effective Time occurs in the 2002 calendar year, the Company shall pay each Company Employee employed as of the Effective Time and then participating in a Bonus Plan a bonus equal to such Company Employee's target bonus award multiplied by the Fraction. If the Company has not established a Bonus Plan for 2002 as of the Effective Time, the payment in this
Section 5.06(f) described in the preceding sentence shall be made to those participants in the Bonus Plan for 2001 and all new employees who, based on their job title, would have been eligible to participate in the Bonus Plan for 2001 and who remain in the Company's employ as of the Effective Time and shall be based on target bonus percentage equal to the actual (or deemed, with respect to new employees) percentage applicable for the Bonus Plan for 2001. The Company shall be permitted to establish a Bonus Plan for 2002, which shall be substantially the same as the Bonus Plan for 2001. The remainder of the bonus award (based upon the Bonus

Plan for 2001 or 2002, as the case may be), if any, for each Company Employee in respect of the portion of the year which elapses after the Effective Time occurs shall be paid during January of the following calendar year, to those Company Employees who are employed with Parent or any of its affiliates at the end of the calendar year in which the Effective Time occurs or who have been terminated prior to such date by the Company or Parent without cause, or terminated due to death or disability. Company performance in respect of calculations made under the Bonus Plans and the Company Plans, to the extent applicable, for the calendar years 2001 and 2002 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.

            (g) The Company may provide up to $20 million as a retention pool (the "RETENTION POOL") for the purpose of retaining the services of key Company Employees. The Chief Executive Officer of the Company shall determine, subject to approval by the Board of Directors of the Company, the size of the Retention Pool, the Company Employees eligible to receive retention awards from the Retention Pool (each a "RETENTION BONUS") and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Any Retention Bonus shall be intended to retain the services of the recipient through, and shall be payable (if such recipient still remains employed by the Company at such time) on, the Closing Date in the case of the Company's current Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Senior Vice President (Operations) and Senior Vice President (Development) or the date that is 90 days after the Closing Date (or such earlier date as may be determined by Parent) in the case of other Company Employees, provided, that participants who are constructively terminated or terminated without cause or as a result of death or disability prior to the date through which services were to be provided shall, upon such termination, receive any Retention Bonus which would be payable to them following the date through which services were to be provided.

            Section 5.07. MEETING OF STOCKHOLDERS AND PROXY STATEMENT. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene as promptly as reasonably practicable the Company Meeting. In connection with the Company Meeting and the transactions contemplated hereby, the Company will (i) as promptly as practicable prepare and file with the SEC, use its best efforts to have cleared by the SEC, and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (ii) use its reasonable best efforts (including postponing or adjourning the Company Meeting to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company shall provide Parent and its legal counsel with sufficient opportunity to review the form and substance of the Proxy Statement (including any amendments or supplements thereto) prior to filing such with the SEC. The Company shall provide to Parent copies of any comments received from the SEC in connection therewith. Subject to
Section 5.03, the Proxy Statement shall contain the unqualified recommendation of the Board of Directors of the Company that its stockholders vote in favor of the approval and adoption of this Agreement and the Merger. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, the Company shall submit this Agreement to its stockholders for a vote at the Company Meeting, whether or not the Board of Directors of the Company withdraws, modifies or changes its recommendation regarding the foregoing matters.

            Section 5.08. SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

            Section 5.09. PUBLIC ANNOUNCEMENTS. The initial press release by Parent and the Company announcing the signing of this Agreement shall be a joint press release in the form attached as Exhibit B and shall be released by Parent and the Company. Except to the extent the immediately preceding sentence applies and other than with respect to any public announcement made by the Company in connection with Section 5.03, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may issue a press release or make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company, as the case may be.

            Section 5.10. EXPENSES AND FEES. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company. The Company has provided to Parent in
Schedule 5.10(a) of the Company Disclosure Schedule a good faith estimate of the fees and expenses to be paid by the Company and its subsidiaries to all professional advisors in connection with the Merger.

            (b) The Company agrees to pay to Parent (without duplication) the fees set forth below under the following circumstances:

                (i) if the Company terminates this Agreement pursuant to clause
          (e) of Section 7.01, the Company shall pay Parent a fee of $90 million, such fee to be payable by wire transfer of immediately available funds to an account specified in writing by Parent at the time of such termination;

                (ii) (x) if Parent terminates this Agreement pursuant to clause
          (f) of Section 7.01, or (y) if Parent or the Company terminates this Agreement pursuant to clause (b)(iii) of Section 7.01, and in the case of either of subclauses (x) or (y) hereof (A) Parent was not at the time of termination in material breach of its representations, warranties, covenants and agreements contained in this Agreement, and (B) after the date hereof but prior to the time of the Company Meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced and not withdrawn, the Company shall pay Parent a fee of $45 million within three business days following termination by wire transfer of immediately available funds to an account specified in writing by Parent. In addition, if a fee shall be payable pursuant to the first sentence of this clause (b)(ii) and on or prior to the nine-month anniversary of a termination of this Agreement which gives rise to the obligation to pay a fee pursuant to such first sentence, the Company enters into an agreement with respect to an Acquisition Transaction or the Company or its Board of Directors recommends a third-party tender- or exchange-offer which would result in the offeror (other than The Goldman Sachs Group, Inc. and its affiliates) beneficially owning in excess of 50% of the outstanding shares of the Company Common Stock (an "ACQUISITION TENDER"), the Company shall pay Parent an additional fee of $45 million upon consummation of an Acquisition Transaction or Acquisition Tender, by wire transfer of immediately available funds to an account specified in writing by Parent, such additional fee to be payable at the time such an Acquisition Transaction or Acquisition Tender is consummated. For the purposes of Section 5.10 (b)(ii), in the definition of Acquisition Transaction, all references to 20% shall instead be deemed to be 50%.

            Section 5.11. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions of this Agreement and applicable law, each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Merger (and, in such case, to proceed with the consummation of the Merger as expeditiously as possible), including through all possible appeals.

            (b) In addition to and without limitation of the foregoing, each of Parent and the Company undertakes and agrees to (i) file (and Parent agrees to cause any person or entity that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by law) as soon as practicable, and in any event prior to ten business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, trade or energy regulation matters) and (ii) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable law. Each of Parent and the Company shall (and Parent shall cause any such parent entity to) (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade or energy regulation law (including the Federal Power Act, as amended, and the FERC's regulations thereunder; any applicable New York laws, and the NYPSC regulations thereunder; the HSR Act; and, if applicable, the Public Utility Holding Company Act of 1935, as amended, and the regulations promulgated thereunder) that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as soon as reasonably possible, but in any event to insure that the Effective Time occurs no later than the Termination Date. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

            (c) Nothing in this Agreement shall require Parent, the Company or any of their respective subsidiaries to dispose of any of its assets or to limit its freedom of action with respect to any of its assets or businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or any other law, regulation or order or to avoid the entry of, or to effect the dissolution of, any injunction or other order in any suit or proceeding relating thereto, other than dispositions, limitations, commitments, or agreements that in each such case may be conditioned upon the consummation of the Merger and the transactions contemplated hereby and that in each such case do not and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, assets or financial condition of the Company and its subsidiaries together with Parent and its subsidiaries taken as a whole as constituted after the Effective Time.

            Section 5.12. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The indemnification provisions of the Company's Certificate of Incorporation and By-laws as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.12, without limit as to time.

            (b) Each of Parent and the Company and, from and after the Effective Time, the Surviving Corporation, shall, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "ACTION"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

            (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor third-party policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in the Company Disclosure Schedule), but in such case shall purchase as much coverage as reasonably practicable for such amount.

            (d) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.

            (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-laws of the Company, any other indemnification arrangement, the DGCL or otherwise. The provisions of this
Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

            (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12.

            Section 5.13. SUPPLEMENTAL INDENTURE. The Surviving Corporation shall execute a supplemental indenture, effective at the Effective Time, by which there shall be made the adjustments in the conversion provisions of the indenture relating to the Convertible Notes (the "CONVERTIBLE NOTES INDENTURE") that are required to be made as a result of the Merger in order to provide for each of the Convertible Notes to be convertible from and after the Merger into the amount of cash receivable upon the consummation of the Merger by a holder of the number of shares of Company Common Stock into which such Convertible Note might have been converted immediately prior to the Merger, in the manner and to the extent required by the Convertible Notes Indenture.

            Section 5.14. FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

            Section 5.15. CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

            Section 6.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

            (b) no judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted); and

            (c) (i) any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers relating to the Merger to be obtained from the Governmental Authorities listed in Schedule 3.02(c) of the Parent Disclosure Schedule or
     Schedule 4.04(c) of the Company Disclosure Schedule and indicated therein as being a condition to the consummation of the Merger shall have been filed, made or obtained, as the case may be.

            Section 6.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

            (b) the representations and warranties of the Company contained in this Agreement (i) that are qualified as to Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that this Material Adverse Effect exception shall not apply to (x) the representations and warranties contained in the first sentence of Section 4.20, and (y) prior to the distribution of the shares of common stock of Parent to the stockholders of Reliant Energy, Incorporated, the representations and warranties contained in the second sentence of Section 4.20); and

            (c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company indicating that the conditions provided in Sections 6.02 (a) and (b) have been satisfied.

            Section 6.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

            (b) the representations and warranties of Parent contained in this Agreement (i) that are qualified as to "material adverse effect" shall be true and correct in as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as do not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its subsidiaries taken as a whole; and

            (c) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent indicating that the conditions provided in Section 6.03 (a) and (b) have been satisfied.

                                   ARTICLE VII

                                   TERMINATION

            Section 7.01. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

            (a) by mutual written consent of the Company and Parent;

            (b) by either Parent or the Company:

                (i) if the Merger has not been consummated on or before

          September 30, 2002 (such date, as it may be extended under clause (A) of this paragraph, the "TERMINATION DATE"); provided, however, that
          (A) each of the Company and Parent shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if the condition set forth in Section 6.01
          (a) has been satisfied, all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated by such date is that the condition set forth in Section 6.01(b) or (c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable laws or a judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall be in effect and Parent or the Company are still attempting to obtain such necessary consents and approvals under applicable laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals or (y) the entry of any such judgment, injunction, order or decree, in court or through other applicable proceedings; (B) the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date (it being agreed that the date of September 30, 2002 (or, if applicable, the 90-day period referred to in clause (A) hereof) shall be extended by one day for each day that the closing is delayed pursuant to the proviso to the first sentence of Section 2.02);

                (ii) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable, PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such order, decree, ruling or final action; or

                (iii) this Agreement shall not have been approved and adopted by the Company's stockholders by reason of the failure to obtain the required vote at a duly held meeting of stockholders (including any adjournment thereof);

            (c) by Parent if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in
     Section 6.02 (a) or (b) and (y) cannot be cured prior to the Termination Date;

            (d) by the Company if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 6.03 (a) or (b) and (y) cannot be cured prior to the Termination Date;

            (e) by the Company, after giving Parent three days prior (but revocable) written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction which is a Superior Proposal; provided that the Company has complied with its obligations under Section 5.03 in all material respects; and

            (f) by Parent, if the Company's Board of Directors shall have withdrawn or adversely amended in any material respect its approval or recommendation of the Merger or this Agreement to the Company's stockholders, it being understood that neither (x) disclosure of any competing proposal that is not being recommended by the Board of Directors of the Company nor (y) disclosure of any facts or circumstances, together with a statement that the Board of Directors of the Company continues to recommend approval and adoption of the Merger and this Agreement, shall be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation.

The party desiring to terminate this Agreement pursuant to Section 7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to the other party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.01. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in Sections 5.04, 5.10, 8.01 and 8.05, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any willful or material breach of any covenant or agreement of such party contained in this Agreement.

            Section 8.02. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

            Section 8.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally to, or mailed by registered or certified mail (return receipt requested) if and when received by, or sent via facsimile if and when received by, the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Parent or Merger Sub, to:

            Reliant Resources, Inc.
            1111 Louisiana
            Houston, Texas 77002
            Attention:  Michael L. Jines
            Facsimile:  713-207-0116

            with copies to:


            Baker Botts L.L.P.
            One Shell Plaza
            910 Louisiana
            Houston, Texas 77002
            Attention:  Stephen A. Massad
                        Joe S. Poff
            Facsimile:  713-229-7775



            If to the Company, to:

            Orion Power Holdings, Inc.
            7 East Redwood Street
            10th Floor
            Baltimore, Maryland  21202
            Attention:  W. Thaddeus Miller
            Facsimile:  410-468-0924
            with copies to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019-6150
            Attention:  Daniel A. Neff
                        David C. Karp
            Facsimile:  212-403-2000

            and

            Stroock & Stroock & Lavan LLP
            180 Maiden Lane
            New York, New York  10038
            Attention:  Martin H. Neidell
            Facsimile:  212-806-6006

            Section 8.04. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as the case may be, and (iii) reference to any Article or Section means such Article or Section hereof. "CHANGE OF LAW" shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, rule, regulation, ordinance, order, protocol, practice or measure or any other Requirement of Law of or by any federal, state, county or local government, governmental agency, court, commission, department or regional transmission operator, independent system operator or market administrator or similar organization or other such entity which occurs subsequent to the date hereof. "REQUIREMENT OF LAW" shall mean any federal, state, county or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or regional transmission operator, independent system administrator or market administrator or similar organization. The word "subsidiary" shall have the meaning assigned to that term in Rule 1-02 of Regulation S-X of the Exchange Act. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            Section 8.05. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly owned subsidiary of Parent subject to the terms of this Agreement, but no such assignment shall relieve Merger Sub of its obligations hereunder. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

            Section 8.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 8.07. AMENDMENTS; EXTENSIONS. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; PROVIDED that, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            Section 8.08. ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Sections 5.06(c), 5.06(d) and 5.12, which are intended for the benefit of the Company's former and present officers, directors, employees and agents, and Article II hereof.

            Section 8.09. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

            Section 8.10. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

            Section 8.11. NO ADMISSION. Nothing herein shall be deemed an admission by the Company, in any action or proceeding by or on behalf of a third party, that such third party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    ORION POWER HOLDINGS, INC.


                                    By: /s/ Jack A. Fusco
                                       ----------------------------------
                                       Name:  Jack A. Fusco
                                       Title: Chief Executive Officer and
                                              President


                                    RELIANT RESOURCES, INC.


                                    By: /s/ R. S. Letbetter
                                       ----------------------------------
                                       Name:  R. S. Letbetter
                                       Title: Chairman, President & CEO


                                    RELIANT ENERGY POWER GENERATION
                                        MERGER SUB, INC.


                                    By: /s/ R. S. Letbetter
                                       ----------------------------------
                                       Name:  R. S. Letbetter
                                       Title: Chairman, President & CEO

                                                                      APPENDIX B

                         OPINION OF GOLDMAN, SACHS & CO.
                            dated September 26, 2001







PERSONAL AND CONFIDENTIAL
-------------------------

September 26, 2001


Board of Directors
Orion Power Holdings, Inc.
7 East Redwood Street, 10th Fl.
Baltimore, MD  21202

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Orion Power Holdings, Inc. (the "Company") of the $26.80 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of September 26, 2001 (the "Agreement"), among Reliant Resources, Inc. ("Buyer"), Reliant Energy Power Generation Merger Sub, Inc., a wholly-owned subsidiary of Buyer, and the Company.

        Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as co-manager in the private placement of $400 million aggregate principal amount of 12.0% senior notes of the Company due 2010 in April 2000, as lead arranger and syndication agent for the Company's $1.2 billion aggregate principal amount credit facility in April 2000, as co-manager in the initial public offering of 27.5 million Shares in November 2000, as its financial advisor in connection with its acquisition of Columbia Electric Corp. in December 2000 and as co-manager in the offering of 13.0 million Shares and $200 million aggregate principal amount of 4.5% convertible senior notes of the Company due 2008 in May 2001, as well as having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. As of the date hereof, investment funds affiliated with Goldman, Sachs & Co. have a principal investment in the Company in the amount of (a) 34,450,000 Shares plus (b) warrants to purchase an additional 6,400,400 Shares, which together represent approximately 37% of the Company's outstanding Shares on a fully diluted basis. Richard A.

Board of Directors
Orion Power Holdings, Inc.
September 26, 2001
Page Two


Friedman, Douglas F. Londal and Terence M. O'Toole, each a managing director of Goldman, Sachs & Co., are directors of the Company. In connection with the Agreement, these investment funds entered into a stockholders agreement with the Buyer pursuant to which they have agreed to vote in favor of the transaction contemplated by the Agreement, on the terms and conditions set forth in such stockholders agreement. We have provided certain investment banking services to Buyer from time to time, including having acted as co-manager in the initial public offering of its shares of Common Stock in April 2001 and having acted from time to time as a commercial paper dealer for Buyer's commercial paper program, and may provide investment banking services to Buyer in the future. We also have provided certain investment banking services from time to time to Reliant Energy, Incorporated ("REI"), the majority stockholder of Buyer, including having acted as co-manager in the offering of $300 million aggregate principal amount of 7.2% Trust Originated Preferred Securities of REI Trust I, an affiliate of REI, in February 1999, having acted as co-manager in the offering of $1.0 billion aggregate principal amount of 2.0% Zero-premium Exchangeable Notes of REI due 2029 in September 1999, having acted as co-manager in the offering of $300 million aggregate principal amount of 7.4% Senior Notes of Reliant Energy Financing Co. II, an affiliate of REI, due 2002 in November 1999, having acted as co-manager in the offerings of Revenue Refunding Bonds issued by political subdivisions of the State of Texas and unconditionally guaranteed by REI in April 1999 ($100 million aggregate principal amount), July 1999 ($70.315 million aggregate principal amount) and November 1999 ($100 million aggregate principal amount) and having acted from time to time as a commercial paper dealer for REI's commercial paper program. In addition, we are currently providing and may provide in the future investment banking services to REI. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company, Buyer or REI for its own account and for the accounts of customers.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report to Stockholders and the Annual Report on Form 10-K of the Company for the year ended December 31, 2000; the Registration Statement on Form S-1 of the Company, including the Prospectus dated November 13, 2000, relating to the Company's initial public offering of Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the United States electric power industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

Board of Directors
Orion Power Holdings, Inc.
September 26, 2001
Page Three


        We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by or discussed with the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of the subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not address the merits of the underlying decision by the Company to engage in such transaction to constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

        Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $26.80 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW
                        --------------------------------
                              TITLE 8. CORPORATIONS
                              ---------------------

Section 262  APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               PRELIMINARY COPIES


                           ORION POWER HOLDINGS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints ________ and __________, and each of them, as Proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Orion Power Holdings, Inc. held of record by the undersigned on __________, 2001, at the special meeting of stockholders to be held on
__________, 2001 or any adjournment thereof of no more than 30 days after the date of the special meeting of stockholders.

                          (CHANGE OF ADDRESS/COMMENTS)

                     ________________________________________
                     ________________________________________
                     ________________________________________
                     ________________________________________

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]     PLEASE MARK YOUR VOTE AS IN THIS        DO NOT PRINT
        EXAMPLE USING DARK INK ONLY             IN THIS AREA
________________________________________________________________
SPECIAL MEETING OF STOCKHOLDERS
               OF
   ORION POWER HOLDINGS, INC.

         _________, 2001

  PROXY VOTING INSTRUCTIONS
________________________________________________________________

        DO NOT PRINT
        IN THIS AREA
________________________________________________________________

YOUR CONTROL NUMBER IS - [         ]

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
[Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.]

TO VOTE BY INTERNET
[Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number when you access the web page.]

Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 26, 2001, among Orion Power Holdings, Inc., Reliant Resources, Inc. and a wholly owned subsidiary of Reliant Resources, pursuant to which the subsidiary will be merged into Orion Power and each share of common stock, par value $.01, of Orion Power outstanding immediately prior to the merger (other than shares held by Orion Power, Reliant Resources or their respective subsidiaries, which will be cancelled) will be converted into the right to receive $26.80 in cash, without interest.

                                FOR             AGAINST         ABSTAIN
                                [ ]               [ ]             [ ]
Date:  _________, ____ 2001       Date:  _________, ____ 2001

SIGNATURE _____________ SIGNATURE IF HELD JOINTLY _____________

Note: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full entity name by authorized person.